$50,000,000
                  SENIOR SUBORDINATED, FIXED RATE TERM NOTES
           (RANGING IN TERM FROM THREE (3) MONTHS TO TEN (10) YEARS)
                               ($1,000 MINIMUM)

                   FIRST NATIONS FINANCIAL SERVICES COMPANY

     First Nations Financial Services Company (the "Company"), a recently formed corporation, is offering up to $50,000,000 in principal amount of unsecured senior subordinated notes (the "Notes") pursuant to an Indenture between the Company and Norwest Bank Minnesota, N.A., as Trustee (the "Trustee"). The Notes are offered on a continuous "best-efforts" basis by the Company and are subordinated to all Senior Debt of the Company (as hereinafter defined), which includes the debt of the Company and its subsidiaries. See "Summary of the Offering-Subordination of Notes." There is no limitation on the amount of Senior Debt the Company may incur. Therefore, an unlimited amount of the Company debt may rank senior to the Notes. See "Risk Factors-Subordination of Notes to Other Debt," page 11. The Notes will be issued in registered form in the minimum amount of $1,000 with the following maturities: three (3) months, six (6) months, one (1) year, eighteen (18) months, two (2) years, thirty (30) months, three (3) years, four (4) years, five (5) years, seven (7) years or ten (10) years. Interest rates will vary depending upon the maturity of the Note and will be specified in a supplement to this Prospectus. THE NOTES MAY BE EXTENDED, AT THE OPTION OF THE COMPANY, FOR A TERM EQUAL TO THE ORIGINAL TERM UNLESS THE HOLDER REQUESTS REPAYMENT
WITHIN SEVEN DAYS PRIOR TO THE ORIGINAL MATURITY DATE. SEE "DESCRIPTION OF THE NOTES AND THE INDENTURE."

     The Company has the right to reject any subscription for Notes, in whole or in part, for any reason. Subscriptions are irrevocable upon receipt by the Company. In the event a subscription is not accepted by the Company, the payment accompanying such subscription will be refunded to the subscriber forty-eight (48) hours after receipt by the Company without deduction of any costs and without interest. No minimum amount of Notes must be sold. The Company has the right to withdraw or cancel the Offering of the Notes at any time. In the event of such withdrawal or cancellation, Notes previously sold will remain outstanding until maturity and any pending subscriptions will be
irrevocable.    See  "Plan  of  Distribution."

     It is presently anticipated that there will be no secondary market for the Notes. If any such market were to develop, there can be no assurance that it would provide the holders of the Notes with liquidity of investment. The Notes will not be transferable without the prior written consent of the Company. Such consent will be withheld in the event that the Company determines that such transfer might result in a violation of any state or Federal securities or other applicable law.

     PAYMENT  OF  PRINCIPAL  OR INTEREST ON THE NOTES IS NOT GUARANTEED BY ANY
GOVERNMENTAL OR PRIVATE INSURANCE FUND OR ANY OTHER ENTITY. THE COMPANY'S REVENUES FROM OPERATIONS, INCLUDING THE SALE OF LOANS FROM ITS PORTFOLIO TO THIRD PARTY INVESTORS, THE COMPANY'S WORKING CAPITAL, AND CASH GENERATED FROM ADDITIONAL DEBT FINANCING REPRESENT THE COMPANY'S SOURCES OF FUNDS FOR THE REPAYMENT OF PRINCIPAL AT MATURITY AND THE PAYMENT OF CURRENT INTEREST ON THE NOTES.

     THE NOTES INVOLVE A HIGH DEGREE OF RISK, INCLUDING RISK OF DEFAULT ON THE LOANS AND LACK OF A PUBLIC MARKET. PROSPECTIVE INVESTORS SHOULD CONSIDER THE FACTORS SET FORTH UNDER "RISK FACTORS" BEGINNING AT PAGE 7.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                        ______________________________

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF NOTES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT SETTING FORTH THE INTEREST RATES THEN BEING OFFERED ON THE NOTES.


          Price to Public(1)           Underwriting           Proceeds to the Company (2)(3)
                               Commissions and Discounts(2)
                               -----------------------------

Per Note                 100%                             0%                             100%
Total     $       50,000,000   $                        -0-   $                   50,000,000
========  ===================  =============================  ===============================

See  footnotes  on  following  page.

Prospectus  Date  March  4,  1997          2
(1)          The  Notes  will  be  issued  at  their  face principal value, without discount.

(2)         The Company has not entered into any agreement with a member firm of the National
Association  of  Securities  Dealers,  Inc. ("NASD") to assist in the sales of the Notes and, therefore,  is  not presently obligated to pay any commissions in connection with the sale of
the  Notes.   In the event the Company enters into an agreement with an NASD member firm, the
Company  may pay the member firm, as agent, an estimated commission ranging from .5% to 6% of the  sale  price  of any Note sold by such broker-dealer.  The Company may agree to indemnify the broker-dealer against certain liabilities, including liabilities under the Securities Act
of  1933,  as  amended.    It  is  also  likely that any such agreement by the Company with a broker-dealer  will include reimbursement to the broker-dealer for any out-of-pocket expenses incurred  in  connection with the offer and sale of the Notes, based upon a percentage of the
amount  of  Notes  sold.    See  "Plan  of  Distribution."

(3)       Before deducting other expenses incurred in connection with the Offering payable by the  Company  estimated  at  approximately  $138,000.






                  AVAILABLE INFORMATION"AVAILABLEINFORMATION"

     The Company has filed with the Securities and Exchange Commission, Washington, D.C., a Registration Statement on Form SB-2, relating to the Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. For further information with respect to the Company and the Notes, reference is made to such Registration Statement, including the exhibits and schedules thereto. The
Registration statement, including the exhibits and schedules thereto, may be inspected without charge at the Commission's office, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of such material may be obtained from the Commission upon payment of fees prescribed by the Commission.

     The Company intends to furnish its Noteholders with annual reports containing audited annual financial statements and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information.


                     NOTICE TO RESIDENTS OF NORTH CAROLINA

     This offering is open to residents of the State of North Carolina only after a minimum of $900,000 of Notes have been sold.


                         NOTICE TO RESIDENTS OF OREGON

     This offering is open only to residents of the State of Oregon who are accredited investors within the meaning of OAR 441-35-010 and Section 2(15) of the Securities Act of 19933 (including SEC Rule 215 adopted thereunder).




     4


                 SUMMARY OF THE OFFERING"SUMMARYOFTHEOFFERING"

     This summary is qualified in its entirety by reference to the detailed information, financial statements and notes thereto appearing elsewhere in this Prospectus, and the exhibits and documents referred to herein. Except as the context otherwise requires in this Prospectus, the term Company refers to First Nations Financial Services Company. Each prospective investor should carefully review the entire Prospectus and all exhibits and documents referred to herein and therein and carefully consider the information set out under the heading "Risk Factors."

THE  COMPANY

     First Nations Financial Services Company was organized as a Delaware corporation November 16, 1995 and the address of its principal executive offices and telephone number at such address is included in the Supplement to this Prospectus.

     The Company has identified three interrelated segments of the financial services industry to which it is committed to become a significant participant. The first segment of the industry upon which the Company will focus and concentrate its resources is commercial and business lending, which includes real estate and equipment financing. The second segment of the Company's business development is loans to individuals secured by automobiles and light trucks. The third component of the Company's overall strategy is the sale and securitization of loans originated in its other two lines of business.

     Because the Company cannot accurately predict when proceeds will be received from the sale of Notes, if at all, the commercial lending segment will be the only line of business in which the Company will direct its resources until a minimum of $5,000,000 of the net proceeds from the sale of Notes has been invested.

     During the start-up phase the Company's initial focus will be limited to commercial lending structured in such a manner and in a location that does not require any kind of licensing. This phase will expand to commercial and business lending that does require licenses when, and only when, the necessary licenses are acquired. Management does not believe the present lack of licenses will materially adversely affect the Company's ability to do business and does not know of any impediment or disqualification for the issuance of any required licenses. See "Business of the Company-Government Regulation and Licensing."

     The Company is recently organized and has no prior operating history or significant operating assets. The contemplated operations will be limited in both timing and scope by the results of the offering of Notes.

SECURITIES  OFFERED

     $50,000,000 in principal amount of unsecured, subordinated, term notes (the "Notes") issued by the Company pursuant to an Indenture between the Company and the Trustee (the "Indenture"). The Notes are unsecured, subordinated debt obligations of the Company. The Notes are subordinated to the Senior Debt of the Company and are not insured, guaranteed or secured by any lien on any assets of the Company. There are no sinking fund provisions applicable to the Notes. The Company is not a commercial bank, savings or thrift institution and is not subject to state or federal statues or regulations applicable to such institutions with regard to insurance, the maintenance of reserves, the quality or condition of its assets or other matters. The Notes offered hereunder are not CDs. Payment of principal and interest on the Notes is not guaranteed by any governmental or private insurance fund or any other entity. The Notes are to be issued in registered form and are non-negotiable. No rights of ownership in a Note may be transferred without the prior written consent of the Company (which consent shall not be unreasonably withheld.) See "Description of the Notes and the Indenture."

     The Notes are offered with fixed maturities ranging from three (3) months to ten (10) years. Individual Notes will be issued as subscriptions are accepted. The Notes are offered in minimum denominations of $1,000. Purchasers will be able to choose any of the following terms: three (3) months, six (6) months, one (1) year, eighteen (18) months, two (2) years, thirty (30) months, three (3) years, four (4) years, five (5) years, seven (7) years or ten (10) years.

     The  interest  rate  payable on the Notes offered hereby will be fixed by the Company from time to time based on market conditions and the Company's financial requirements. Once determined, the rate of interest payable on a Note will remain fixed for the original term of the Note. The actual rate payable on a Note will be determined based upon the length of the term.

     Interest on Notes with terms twelve (12) months or less will be paid at maturity. Persons investing in Notes of longer duration will have the option of having interest paid monthly, quarterly, semi-annually, annually or upon maturity. All interest on the Notes will be compounded daily. Payment of interest will be by check mailed to the holder of the Note. Holders of Notes with terms of 12 months or greater will have the ability to change their interest payment election once during the term of the Note.

     Notes with terms of six (6) months or less will not be subject to redemption or prepayment prior to maturity, all other Notes will be subject to early repayment, at the election of the original holder only, upon the occurrence of a Total Permanent Disability of such holder (as hereinafter defined) or by his or her estate after such holder's death. In the case of a Note jointly held, only where the joint holders are spouses will the election apply if one or the other holder dies or becomes disabled. Otherwise, holders will have no right to demand early repayment. See "Description of the Notes and the Indenture - Redemption by the Holder upon Death or Total Permanent Disability."

     The Notes are non-negotiable instruments. The Notes will be issued in fully registered form. Transfers of record ownership of Notes may be made only with the prior written consent of the Company, which consent will not be unreasonably withheld. Such consent will be withheld in the event that the Company determines that such transfer might result in a violation of any state or federal securities or other applicable law.

     Seven (7) days prior to the expiration of the applicable term of a Note, if the Company does not notify the holder of its intention to repay the Note it will be extended for an identical term, unless, within seven (7) days after the relevant maturity date, the holder requests repayment. Notices will be delivered to the holder regarding upcoming maturity dates. As a courtesy, the Company provides a request for repayment form with such notice. Use of such form by a holder is not a condition of repayment. Requests for repayment may also be made to the Company by letter or telephone. Any such Notes which are so extended will be extended at the interest rate then being offered by the Company, for newly issued Notes of like term and denomination.

SUBORDINATION  OF  NOTES

     The notes are subordinated to all Senior Debt of the Company. As of the date of this Prospectus, there was no Senior Debt outstanding. There is no limitation on the amount of Senior Debt the Company may incur. Senior Debt is defined for this purpose to include any indebtedness (whether outstanding on the date hereof or hereafter created) incurred in connection with borrowings by the Company (including its subsidiaries) from a bank, trust company, insurance company, or from any other institutional lender, whether such indebtedness is or is not specifically designated by the Company as being "Senior Debt" in its defining instruments. See "Description of Notes and Indenture."

USE  OF  PROCEEDS

     The  net  proceeds  from  the  sale  of the Notes will be utilized by the
Company  for  its  general  corporate  purposes.    See  "Use  of  Proceeds."

RISK  FACTORS

     THE COMPANY IS NOT SUBJECT TO STATE OR FEDERAL STATUTES OR REGULATIONS APPLICABLE TO COMMERCIAL BANKS AND SAVINGS AND LOAN ASSOCIATIONS WITH REGARD TO INSURANCE, THE MAINTENANCE OF RESERVES, THE QUALITY OR CONDITION OF ITS ASSETS OR OTHER MATTERS. THE NOTES OFFERED HEREUNDER ARE NOT CDS. PAYMENT OF PRINCIPAL AND INTEREST ON THE NOTES IS NOT GUARANTEED BY ANY GOVERNMENTAL OR PRIVATE INSURANCE FUND OR OTHER ENTITY. THE COMPANY'S REVENUES FROM OPERATIONS, INCLUDING THE SALE OF LOANS FROM ITS PORTFOLIO TO THIRD PARTY INVESTORS, THE COMPANY'S WORKING CAPITAL AND CASH GENERATED FROM ADDITIONAL DEBT FINANCING REPRESENT THE COMPANY'S SOURCES OF FUNDS FOR THE REPAYMENT OF PRINCIPAL, AT MATURITY, AND THE PAYMENT OF INTEREST ON THE NOTES.

     An investment in the Notes involves a high degree of risk, including the risk of default because of default in payment of the loans, lack of a public
market  and  lack  of  experience  by  management.    See  "Risk  Factors."

TAX  STATUS

     In the opinion of special tax counsel for the Company, the Notes will be characterized as debt for federal income tax purposes. See "Material Income Tax Consequences" for additional information concerning the application of federal tax laws.

ERISA  CONSIDERATIONS

     If the Notes are considered to be indebtedness without substantial equity features under a regulation issued by the United States Department of Labor, the acquisition or holding of Notes by or on behalf of a Benefit Plan will not cause the assets of the Company to become plan assets, thereby preventing the application of certain prohibited transaction rules of the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986 that otherwise could possibly be applicable. The Company believes that the Notes should be treated as indebtedness without substantial equity features for purposes of such regulation.

NO  RATING  OF  THE  NOTES

     It is not a condition to the issuance of the Notes that they be rated in any rating category by any nationally recognized statistical rating agency. The Company has not and does not intend to apply for a rating because of the Company's lack of operating history.




















                             HIGHLIGHTS OF TERMS OF NOTES"HIGHLIGHTSOFTERMSOFNOTES"


                                                                      EIGHTEEN, THIRTY MONTHS & ONE, TWO,
                                THREE AND SIX MONTHS                  THREE, FOUR, FIVE SEVEN & TEN YEARS
                      -----------------------------------------  ----------------------------------------------


Notes                 Unsecured, Subordinated Fixed              Same as three and six month notes.
                      Term Notes

Denomination of       Minimum purchase:  $1,000 per Note         Same as three and six month notes.
Initial Purchase      any amount in excess thereof.
and Additional
Purchases

Annual Interest Rate  Fixed upon issuance.  Purchasers will      Fixed upon issuance.  Purchasers will elect
                      elect a term length and the interest rate  a term length and the interest rate
                      applicable to such Note will be based      applicable to such Note will be based upon
                      upon the term length chosen.               the term length chosen.

Payment of Interest   Interest will be compounded daily and      Interest will be compounded daily and, at
                      paid at maturity.                          the election of the holder, paid at maturity,
                                                                 monthly, quarterly, semi-annually or
                                                                 annually.

Redemption by         May be redeemed by the holder only at      May be redeemed by the original holder
the Holder            maturity.                                  upon the occurrence of a Total Permanent
                                                                 Disability, or by the holder's estate after
                                                                 death, at the principal amount plus accrued
                                                                 interest.  Otherwise, the holder will have no
                                                                 right to cause redemption prior to maturity.
                                                                 (For joint holders, see "Description of the
                                                                 Notes and the Indenture.")

Redemption by         Not redeemable until maturity.             Five, Seven & Ten Year Notes redeemable
the Company                                                      with 10% premium, others not redeemable
                                                                 until maturity.

Form                  In fully registered form and non-          Same as three and six month notes.
                      negotiable. Not transferable without the
                      Company's prior written consent.

Automatic Extension   If the Company does not notify the         Same as three and six month notes.
                      holder of its intention to repay the Note
                      at least seven (7) days prior to maturity
                      or it is not redeemed by holder within
                      seven (7) days after its maturity date,
                      Note will be extended automatically
                      for a period equal to the original term.
                      Notes to be extended will be extended at
                      a fixed rate equal to the rate then being
                      offered on a newly-issued Notes of like
                      tenor, term and denomination at their
                      respective maturity dates.

                           RISK FACTORS"RISKFACTORS"

     Investors should consider, among other things, the following factors in connection with the purchase of the Notes.

RECENTLY  ORGANIZED  BUSINESS  WITH  NO  OPERATING HISTORY AND LIMITED CAPITAL

     The Company is recently organized, has no operating history, limited equity capital and management has no experience in raising or investing funds. Therefore, purchasers of Notes are subject to all the risks of a start up enterprise including lack of operating history to forecast future performance, lack of management experience, total dependence upon the two organizers to operate the business, limited capitalization, dependence upon the offering proceeds to implement its business plan, uncertainties as to the amount and timing of the offering proceeds, uncertainties about the ability to attract customers, ability to comply with unfamiliar government regulations and ability to compete with other businesses with substantially greater resources and experience.

RISKS  OF  MAKING  LOANS  SECURED  BY  REAL  PROPERTY

     The Company intends to make most of its loans based on independent appraiser estimates of the fair market value of the real estate offered to collateralize its loans. Current internal credit guidelines of the Company for business loans to be kept in its portfolio provide for a maximum overall loan to value ratio of 90% of the appraised value of the real estate collateral. It is possible that the actual resale value of property collateralizing such loans may decrease below appraised estimates of value. While the Company presently intends to maintain an overall loan to appraised value ratio in its loan portfolio which the Company believes to be conservative, there can be no assurance that the market value of the real estate underlying such loans will at any time be equal to or in excess of the outstanding principal amount of such loans. Such a decrease could result in some or all of such loans being under collateralized, presenting a greater risk of non-payment in the event of a default. See "Business of the Company."

RISKS  OF  LOANS  SECURED  BY  MOTOR  VEHICLES

     Legal Aspects. In connection with the purchase of loans secured by motor vehicles, security interests in vehicles securing the loans will be assigned to the Company by dealers. Due to administrative burden and expense, the certificates of title to the vehicles may not be amended to reflect the assignment to the Company. In the absence of such an amendment, the Company may not have a perfected security interest in the vehicles securing the loans in some states. To the extent the security interest is perfected, the Company will have a prior claim over subsequent purchasers of such vehicle and holders of subsequently perfected security interests. However, as against liens for repairs of a vehicle or for taxes unpaid by a borrower under a loan, or through fraud, the Company could lose the priority of its security interest or its security interest in a loan vehicle.

     If the transfer of loans to the Company from a dealer is characterized as a loan, the loan could constitute the property of the dealer's bankruptcy estate (in the event of the dealer's bankruptcy). The Company would be subject to the automatic stay provisions of the United States Bankruptcy Code which operates to suspend any proceeding to collect against the bankruptcy debtor, including enforcement of a security interest. A "true sale" of the loans, on the other hand, isolates the loans from the Dealer's bankruptcy estate.

     The United States Court of Appeals for the 10th circuit in the case of Octagon Gas Systems, Inc. vs. Roy T. Rimmer (May 27, 1993) held that the assignment of a "overriding royalty interest" with respect to an interest in proceeds payable from the sale of natural gas through a gas gathering system was an "account" within the meaning of Article 9 of the UCC. The Court held that applying Article 9's treatment of accounts sold as collateral placed the account in the property of the bankruptcy estate of the seller. The Octagon Gas case is generally considered to be wrongly decided. However, it is now the law in the 10th Circuit. Neither the Company nor any dealers from whom the Company intends to purchase auto loans have chief executive officers or offices or other significant contacts in the 10th Circuit. Therefore, the decision should not apply to the Company.

     If the majority opinion in the Octagon Gas Systems case were applied to the transfer of the loans to the Company by the dealers, the loans would be included in the estate of the dealer in the event of the application of the Federal Bankruptcy Laws to the dealer.

     The Company believes the Octagon Gas Systems opinion is inapplicable to the transfer of loans from the dealer to the Company because the transactions of the Company and the Dealer have no significant contact in the 10th Circuit. The Court's opinion has been criticized by the Permanent Editorial Board for the UCC and at least two (2) Circuit Court opinions reach a different result. Major's Furniture Mart v. Castle Credit Corp. 602 F.2nd 538 (3rd Cir. Rev.
1979) in re: Contractors Equipment Supply Co., 861 F.2nd 241 (9th Cir. 1988). The opinion has also been criticized by the TriBar opinion committee consisting of the special committee on legal opinions in commercial transactions of the New York County Lawyers Association, the special committee of the corporation law committee of the association of the Bar of the City of New York and the special committee on legal opinions of the business law section of the New York State Bar Association.

     Lack of Damage Insurance. Although most state laws require owners to maintain liability insurance for damages arising from their use of a motor vehicle, the owners of the vehicles securing the loans may fail to maintain physical damage insurance. As a consequence, in the event of any theft or physical damage to a vehicle occurs and no such insurance exists, the Company may suffer a loss unless the borrower is otherwise able to pay for repairs or replacement or its obligations under the related loan. If the Company incurs significant losses from uninsured vehicles, its ability to pay the Notes may be adversely affected.

     Lack of Dealer Agreements. The Company has no arrangements with dealers or groups of dealers from whom loans secured by motor vehicles will be purchased or who will originate loans for purchase by the Company. The Company intends to develop arrangements with independent automobile dealers. However, because no person associated with the offering of the Notes has any prior experience with the origination or purchase of automobile loans, there is no assurance that the Company will be able to acquire any specified amount of loans.

GENERAL  LENDING  RISKS

     The Company will market loans, in part, to borrowers who, for one reason or another, are not able, or do not wish, to obtain financing from sources such as commercial banks. To the extent that such loans may be considered to be of a riskier nature than loans made by traditional sources of commercial financing, holders of the Notes of the Company may be deemed to be at greater risk than if the Company's business loans were made to other types of borrowers. The Company is subject to the risk that a general downturn in the economy will adversely affect the Company's lending business and its portfolio to a greater extent than if its loans were made to more credit worthy borrowers. While the Company expects to experience relatively little prepayment activity on its portfolio, due principally to the associated pre-payment fees, agreements in connection with home equity loans sold to unaffiliated lenders may require that all or a portion of the fee be refunded if the loan is paid off during the first six to twelve months after origination. See "Business of the Company" and "Management's Plan of Operation."

RELIANCE  ON  MANAGEMENT WITH NO PRIOR FINANCIAL SERVICES INDUSTRY EXPERIENCE.

     The success of the Company's operations is totally dependent upon the management, lending, credit analysis and business skills of the two person senior level management of the Company. Neither Mr. William T. Juliano, the Company's President or Thomas E. Juliano, the Company's Chief Operating Officer have any prior experience in the financial services industry and if either of them were for some reason unable to perform his or their duties or were, for any reason, to leave the Company, there can be no assurance that the Company would be able to find capable replacements. The Company has not entered into an employment or noncompetition agreement with either of the Julianos and does not presently have key man life insurance on either of them. The Company anticipates adding additional senior level managers as the business activity increases. Because the new executives are not likely to be shareholders of the Company, as is the case of both Julianos, the Company intends to execute an employment, confidentiality and noncompetition agreement with each new executive.

MANAGEMENT DISCRETION OVER SUBSTANTIAL AMOUNTS OF THE PROCEEDS OF THE OFFERING AND POSSIBLE USE OF FUTURE UNSPECIFIED ACQUISITIONS

     The net proceeds from the sale of the Notes will be utilized for general corporate purposes, including possible unspecified acquisitions of related businesses or assets. No specific allocation of such proceeds has been made as of the date of this Prospectus and management will have broad discretion in allocating the proceeds of the Offering.

SIGNIFICANT  COST  ASSOCIATED  WITH DEVELOPING THE COMPANY TO OPERATING LEVELS

     Until the Company receives proceeds from the sale of Notes, invests the proceeds and receives a return on the investment, the Company's only source of funds for advertising, marketing and promotion will be the limited equity capital and the income derived from its investment. Therefore, the Company may expend significant cash in the early months of operation to cover its cost of developing the business. See "Risk Factors - No Minimum Offering - Risk of Sale of Small Amount of Notes" and "Management's Plan of Operation - Plan of Operation of Next 12 Months."

LACK  OF  EXISTING  CUSTOMER  BASE

     As of the date of this Prospectus, the Company has no established customers to provide potentially profitable transactions which fit the Company's proposed business. Therefore, until the Company is successful in developing a pool of customers and sources of potential transactions, the opportunities for investing the proceeds from the sale of Notes will be limited. See "Description of the Notes and the Indenture - No Personal Liability of Directors, Officers, Employees and Shareholders" and "Management's Plan of Operation - Plan of Operation for Next 12 Months."

COMPETITION  FOR  EXPERIENCED  MANAGEMENT

     As of the date of this Prospectus, William and Thomas Juliano are the only directors, executive officers or employees. If the Company sells a significant amount of Notes to support the growth of the Company, its level of activity will increase and additional executive management with experience in operational and lending activities will be required. Because of the intense competition for experienced management in the financial services industry, there is no assurance that qualified managers can be identified and, if identified, hired upon terms which are satisfactory to the Company. See "Business of the Company - Employees" and "Management - Executive Officers and Directors."

INSIGNIFICANT  EQUITY  CAPITAL  AT  RISK

     If all of the Notes are sold, the Company will have debt in the amount of Fifty Million Dollars ($50,000,000) and only approximately One Million Dollars ($1,000,000) in equity which has been provided by the shareholders of the Company. Therefore, substantially all the risk of loss will be borne by the Noteholders because for every One Dollar ($1.00) at risk by the shareholders of the Company Fifty Dollars ($50.00) is at risk by the Noteholders. See "Management's Plan of Operation - Sources of Capital and Liquidity."

CONFLICTS  OF  INTEREST

     The Company has the right to enter into direct transactions with its officers, directors, securityholders or affiliates as well as investments in which officers, directors, securityholders or affiliates have a direct or indirect pecuniary interest. The Company has adopted a policy not to enter into any such transactions unless approved by a majority of the entire Board of Directors, not including any interested director or supported by an independent appraisal. As of the date of this Prospectus, there are no independent directors. Therefore, any transaction entered into by the Company in which any of its officers, directors, securityholders or affiliates have a direct or indirect pecuniary interest will require an independent appraisal to establish the value of the transaction. See "Certain Relationships and Related Transactions."

ABSENCE  OF  INSURANCE  AND  REGULATION

     The Notes are not insured by any governmental or private agency and they are not guaranteed by any public or private entity. Likewise, the Company is not regulated or subject to examination as commercial banks and thrift institutions are. The Company is not a commercial bank, savings or thrift institution. The Company is dependent upon proceeds from the continuing sale of Notes to conduct its ongoing operations. The Company's revenues from operations, including the sale of loans from its portfolio to third party investors, the Company's working capital and cash generated from additional debt financing represent the source of funds for repayment of principal at maturity and the ongoing payment of interest on the Notes.

LACK  OF  GUARANTEES

     THE COMPANY IS NOT SUBJECT TO STATE OR FEDERAL STATUTES OR REGULATIONS APPLICABLE TO COMMERCIAL BANKS AND SAVINGS AND LOAN ASSOCIATIONS WITH REGARD TO INSURANCE, THE MAINTENANCE OF RESERVES, THE QUALITY OR CONDITION OF ITS ASSETS OR OTHER MATTERS. THE NOTES OFFERED HEREUNDER ARE NOT CDS. PAYMENT OF PRINCIPAL AND INTEREST ON THE NOTES IS NOT GUARANTEED BY ANY GOVERNMENTAL OR PRIVATE INSURANCE FUND OR OTHER ENTITY. THE COMPANY'S REVENUES FROM OPERATIONS, INCLUDING THE SALE OF LOANS FROM ITS PORTFOLIO TO THIRD PARTY INVESTORS, THE COMPANY'S WORKING CAPITAL AND CASH GENERATED FROM ADDITIONAL DEBT FINANCING REPRESENT THE COMPANY'S SOURCES OF FUNDS FOR THE REPAYMENT OF PRINCIPAL, AT MATURITY, AND THE PAYMENT OF INTEREST ON THE NOTES.

POSSIBLE  CHARACTERIZATION  OF  THE  COMPANY  AS  HOLDING  COMPANY

     The Investment Company Act of 1940 (the "1940 Act") defines an "investment company", in effect, as a Company which is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading of securities.

     While the Company presently intends to engage in the business of originating or acquiring multiple lines of loans, it is the stated intention of Management not to make investments in securities of another company except in those circumstances in which such company will eventually become a wholly-owned or majority-owned subsidiary of the Company, or a subsidiary controlled primarily by the Company, or the Company will be the surviving entity in a merger.

     Since the Company could become subject to regulation and registration under the 1940 Act in the event it obtains or continues to hold a minority interest in a number of enterprises, Management will continue to review the Company's activities from time to time with a view toward reducing the likelihood of, and will make every effort to prevent, the Company from being classified as an "investment company."

     Although the Company could be expected to incur significant registration and compliance costs if required to register under the 1940 Act, being an unregistered "investment company" thereunder is a more serious matter and can result in civil liability and criminal penalties to the Company (and its controlling persons in certain instances), as well as civil liabilities and unenforceability of certain types of contracts to which the Company may be a party. Accordingly, the Company does not intend to engage in the business of
(i)  investing,  reinvesting, or trading in securities as its primary business
(ii) issuing face-amount certificates of the installment type or (iii) investing, reinvesting, owning, holding, or trading in securities, if it shall own or propose to acquire investment securities having a value exceeding forty percent of the value of its total assets (exclusive of government securities and cash items) on a consolidated basis. See "Business of the Company."

COMPETITION

     Other lenders against which the Company competes have substantially greater resources, higher lending limits, name recognition and greater experience, as well as more established customer bases and established market presence than the Company. The Company presently has no customers and anticipates approximate $250,000 to cover marketing expenses to develop customers and industry correspondents during the first year of operations. The future profitability of the Company will depend upon its ability to compete in the marketplace of which there can be no assurance. See "Business of the Company."

SUBORDINATION  OF  NOTES  TO  ALL  OTHER  DEBT

     The Notes will be subordinated in claim and right to all "Senior Debt" of the Company. Senior Debt is defined for this purpose to include any indebtedness (whether outstanding on the date hereof or thereafter created) incurred in connection with borrowings by the Company (including its subsidiaries) from a bank, trust company, insurance company, or from any other lender, whether such indebtedness is or is not specifically designated by the Company as being "Senior Debt" in its defining instruments. If the Company were to become insolvent, such Senior Debt of the Company would have a priority of right to payment in connection with the liquidation of the Company and its assets. The Indenture does not provide any protection to the Noteholders in the event of a highly leverage transaction, reorganization, restructuring, merger or similar transaction that creates Senior Debt which has a priority of right to payment over payments to Noteholders. There can be no assurance that any holder of the Company's indebtedness would be repaid upon a liquidation of the Company. The instruments creating any Senior Debt may contain provisions for acceleration in the event of a change of control of the Company.

LACK  OF  EMPLOYEES  AND  INDEPENDENT  DIRECTORS

     As of the date of this Prospectus, William and Thomas Juliano are the only directors, executive officers or employees. William T. Juliano is the father of Thomas E. Juliano. Until the Company reaches a size level sufficient to attract qualified independent directors and provide director liability insurance coverage, management of the Company will operate without outside oversight. The lack of independent directors increases the risk to purchasers of Notes that the investment decisions of management will not be reviewed by disinterested third parties. There is no assurance that the Company will be able to identify and attract an adequately qualified staff of senior executives, operational and support personnel within the time and limited financial resources available.

ABSENCE  OF  SINKING  FUND

     The Notes are unsecured obligations of the Company and no sinking fund (i.e. funds contributed on a regular basis to a separate account to repay the Notes) exists for the benefit of Noteholders.

LACK  OF  RATINGS  OF  THE  NOTES

     It is not a condition to the issuance of the Notes that they be rated by any Rating Agency. Therefore, purchasers of Notes will not have access to an assessment of the credit quality of the Notes from an independent third party.

RESIDENTIAL  MORTGAGE  FORECLOSURE

     The ability of a lender to avoid losses in its loan portfolio when a particular loan becomes delinquent or in default depends upon its ability to foreclose on the collateral it has accepted to collateralize such loan. In the case of the Company, the majority of that collateral is intended to be real estate. The Company's ability to foreclose on such real estate mortgages securing its loans is regulated by state law. While the precedents for such an action are extremely rare, in the past, certain jurisdictions have, during difficult economic times, declared a moratorium on principal residence mortgage foreclosures. To the Company's knowledge, no such moratoriums are in effect at this time anywhere in the United States but there can be no assurance that such moratorium(s) will not be enacted in the future. Certain states may grant to mortgagors of foreclosed property a statutory right of redemption. The Company does not view any such statutory right of redemption as a material risk in foreclosing mortgaged property in the states in which it intends to conduct its business but there can be no assurances that such statutory right of redemption will not be a material risk.

ENVIRONMENTAL  CONCERNS

     In the course of its business, the Company may acquire in the future, properties securing loans which are in default. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or chemical releases at such property, and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and cleanup costs incurred by such parties in connection with the contamination. Such laws typically impose cleanup responsibility and liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is
a  reasonable  basis  for  allocation  of  responsibility.    The  costs  of
investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such property, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not the facility is owned or
operated  by  such  person.    In  addition,  the  owner or former owners of a
contaminated site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such property.

     In appropriate cases, the Company intends to mitigate this risk by requiring a Phase I Environmental Assessment Report covering any real estate which is the subject of a proposed investment. The consultant performing the assessment is expected to provide a report of his examination of relevant public records, physical inspection of the site, interviews with the owner, former owners and others with personal knowledge of prior use of the property to determine it is present and former use.

DEPENDENCE  ON  DEBT  FINANCING

     For its continuing operations, the Company is dependent upon borrowings such as that represented by the Notes. At the present time, the Company intends to utilize the proceeds of the sale of the Notes offered hereunder to finance its lending activities and as working capital and has no other resources of borrowing or credit facilities. The Company's ability to continue to operate and to expand its operations in the future will at least, in part, be dependent upon the Company's continued access to such sources of debt financing.

NO  MINIMUM  OFFERING  -  RISK  OF  SALE  OF  SMALL  AMOUNT  OF  NOTES

     The offering is not conditioned upon the sale of a minimum principal amount of the Notes. Therefore, purchases of Notes are irrevocable whether or not the offering is successful. In the event only a small portion of the maximum offering amount of $50 million of Notes is sold, the performance of individual loans in the pool will have a greater effect on the ability of the Company to pay the Notes than if a large portion of the offered Notes are sold and the Company's investment performance were spread over a larger financial base. It will also be more difficult for the Company to balance the maturities between the Notes and its investments with a smaller base of investments. In addition, although most of the expenses of the Company will generally vary with the amount of loans or Notes, relatively small amounts of fixed fees and expenses payable by the Company and for on-going banking, accounting and legal services may not vary in proportion with the amount of loans and may be relatively higher if only a small portion of the Notes are sold than if a large portion of the Notes are sold. If the fixed expenses are higher than expected, the Company's ability to repay may be adversely affected.

     Until the Company receives the proceeds from the sale of Notes its lending and investment activities will be limited to its equity capital in the approximate amount of $1,000,000. In the event, less than $5,000,000 of Notes are sold prior to the expiration of the term of the offering, management is likely to determine that an attempt to sale additional Notes are not cost effective and therefore should be terminated. The offering will terminate one year after the date of the this Prospectus or at the time management determines that continuation of the offering is no longer feasible, whichever occurs first. Such determination will be made based upon the relative amount of proceeds received from the sale of Notes measured against the cost associated with the offering of Notes. In such event, management will structure its investments so as to pay off the outstanding Notes at maturity and not attempt to renew their term or sell additional Notes. In such event, the Noteholders would not have the opportunity to reinvest the principal proceeds from maturity notes into newly issued Notes of the Company.

CONTINGENT  RISKS

     Although the Company will attempt to sell substantially all loans which it originates on a nonrecourse basis, there is no assurance that such attempt will be successful. It is likely that the Company will retain some degree of risk on substantially all loans sold. During the period of time that loans are held pending sale, the Company is subject to the various business risks associated with the lending business including the risk of borrower default, the risk of foreclosure and the risk that a rapid increase in interest rates would result in a decline in the value of loans to potential purchasers. In addition, the obligations in connection with the Company's securitizations or sale require the Company to commit to repurchase or replace loans which do not conform to the representations and warranties made by the Company at the time of sale. When borrowers are delinquent in making monthly payments on loans included in a sale or securitization trust, the Company will be required to advance interest payments with respect to such delinquent loans to the extent that the Company deems such advances ultimately recoverable. These advances will require funding from the Company's capital resources but have priority of repayment from the succeeding month's collections.

     In the ordinary course of its business, the Company will be subject to claims made against it by borrowers and private investors arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of employees, officers and agents of the Company (including its appraisers), incomplete documentation and failures by the Company to comply with various laws and regulations applicable to its business. Any claims asserted in the future may result in legal expenses or liabilities which could have a material adverse effect on the Company's results of operations and
financial  condition.    See  "Management's  Plan  of  Operation."

LIMITED  LIQUIDITY  --  LACK  OF  TRADING  MARKET

     The Notes are non-negotiable and are therefore not transferable without the prior written consent of the Company (which consent shall not be unreasonably withheld). Due to the length of the term of certain Notes, the non-negotiable nature of the Notes, and the lack of a market for the sale of the Notes, even if the Company permitted a transfer, investors may be unable to liquidate their investment even if circumstances would otherwise warrant such a sale.

ECONOMIC  CONDITIONS  AND  RELATED  UNCERTAINTIES

     Financial service companies are affected, directly and indirectly, by economic conditions, and by governmental policies. Economic downturns could result in decreased demand for credit, declining real estate values and the delinquency of outstanding loans. Any material decline in real estate values reduces the ability of borrowers to use real estate equity to support borrowing. Because of the Company's focus on borrowers who are unable or unwilling to obtain financing from sources such as commercial banks, the actual rates of delinquencies, foreclosures and losses on such loans could be higher under adverse economic conditions than those experienced in the commercial lending business generally. The Company's operations are dependent to a large degree on net interest income which is the difference between interest and fee income from loans and interest expense on borrowings. The Company's ability to generate net income is dependent upon its ability to make loans at rates in excess of and for amounts at least equivalent to its outstanding indebtedness including the indebtedness of the Notes. The Company's profitability will be affected by fluctuations in interest rates. For example, any future rise in interest rates, while increasing the income yield on the Company's assets, may adversely affect loan demand and the cost of funds. Conversely, any future decrease in interest rates may reduce the amounts which the Company may earn on its assets, but increased loan demand and reduce the cost of funds. Management does not expect any one particular factor to affect the Company's results of operations. However, a downtrend in several areas could have an adverse impact on the Company's profitability.

REGULATORY  RISK

     The Company's auto financing activity will be subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. The Company's consumer activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), the Federal Equal Credit Opportunity Act and
Regulation B, as amended ("ECOA"), the Federal Real Estate Settlement Procedures Act ("RESPA") and Regulation X, the Home Mortgage Disclosure Act and the Federal Debt Collection Practices Act, as well as other federal and state statutes and regulations affecting the Company's activities. The Company is also subject to examinations by state regulatory authorities with respect to originating, processing, underwriting, selling, securitizing and servicing loans. These rules and regulations, among other things, impose licensing obligations on the Company, prohibit discrimination, regulate assessment, collection, foreclosure and claims handling, payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, and fees. Failure to comply with these requirements can lead to, termination or suspension of licenses, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

     Although the Company intends to design systems and procedures to facilitate compliance with these requirements and believes that it will be in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance more difficult or expensive.

RISK  OF  NO  UNDERWRITER

     The interest rates of the Notes have been arbitrarily determined by the Company without the concurrence of an underwriter, or other unrelated third party, and bear no direct relationship to the Company's assets, book value, net worth or any other established criteria of value. Among the factors considered in such determination were the history of and prospects for the industry in which the Company competes, estimates of the business potential of the Company, the present state of its development, its financial conditions, risks associated with the consumer financing industry in general, interest rates in general during the time of the offering and demand for similar securities of comparable companies.

LACK  OF  PARTICIPATING  BROKER  DEALERS

     The Company has not identified any broker/dealers who have agreed to participate in this offering of the Notes. The failure of the Company to obtain the agreements of a significant number of broker/dealers to participate in this offering will increase the likelihood that less than all of the Notes will be sold. The sale of only a small amount of the Notes may adversely
affect  Noteholders.    See  "Sale  of  Small  Amount  of  Notes"  above.


                        USE OF PROCEEDS"USEOFPROCEEDS"

     The net proceeds from the sale of the Notes (estimated to be approximately $44,872,000 net of estimated offering expenses if all of the Notes offered hereby are sold) will be utilized by the Company for its general corporate purposes. Corporate general purposes may include financing of future growth, origination or acquisition of a commercial and business loan portfolio and loans secured by equipment such as automobiles, trucks, golf carts, advertising signs, boats and other vehicles, as well as other finance related activities; and possible future acquisitions of related businesses or assets. Because the Notes are offered on a continuous basis, corporate general purposes may include replacement of some or all of the Company's Senior Debt or repayment of maturing Notes.

     The precise amounts and timing of the application of such proceeds will depend upon many factors, including, but not limited to, the amount of any such proceeds, actual funding requirements and the availability of other sources of funding. Until such time as the proceeds are utilized, they may be invested in short and long-term investments, including treasury bills, commercial paper, certificates of deposit, securities issued by U.S. government agencies, money market funds and repurchase agreements, depending on the Company's cash flow requirements. The Company's investment policies permit significant flexibility as to the types of such investments that may be made by the Company. These investments will be accomplished through an account with an unaffiliated broker-dealer. During the lapse of time between when an order is executed by the broker-dealer and the trade is settled by the Company an unsettled balance will exist with the broker-dealer. Therefore, the Company may maintain daily unsettled balances with the broker-dealers. While the Company may from time to time consider potential acquisitions, the Company as of the date of this Prospectus had no commitments or agreements with respect to any material acquisitions. See "Management's Plan of Operation-Plan of Operation for next 12 Months."


                        DESCRIPTION OF THE NOTES AND THE
                INDENTURE"DESCRIPTIONOFTHENOTESANDTHEINDENTURE"

     The Notes will be issued pursuant to an Indenture (the "Indenture") between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"), in effect on the date the Indenture is qualified thereunder. The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following includes a summary of certain provisions of the Indenture, a copy of which is available from the Company. The summary does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below.

     The Notes will be general unsecured, subordinated term notes, subordinated in right of payment to the prior payment in full of all Senior Debt (as defined) of the Company, whether outstanding on the date of the Indenture or thereafter incurred, and are offered by the Company at maturities ranging from three (3) months to ten (10) years. The term of each Note will be chosen by the purchaser of such Note upon subscription.

     The Notes are not secured by any collateral or lien. There are no provisions for a sinking fund applicable to the Notes.

FORM  AND  DENOMINATIONS

     The Notes will be issued in fully registered form. The Notes are not negotiable Instruments, and no rights of record ownership therein can be transferred without the prior written consent of the Company. Ownership of a Note may be transferred on the Company register only by written notice to the Company signed by the owner(s) or such owner's duly authorized representative on a form to be supplied by the Company and with the prior written consent by the Company (which consent shall not be unreasonably withheld). The Company may also, in its discretion, require an opinion from such Noteholder's counsel that the proposed transfer will not violate any applicable laws. See "Summary of the Offering." A Note may be purchased in the minimum amount of $1,000 or any amount in excess thereof. Separate purchases may not be accumulated to satisfy the minimum denomination requirement.

INTEREST

     The Notes are offered with fixed maturities ranging from three (3) months to ten (10) years. Individual Notes will be issued as subscriptions are accepted. The Notes are offered in minimum denominations of $1,000. Purchasers will be able to choose any of the following terms: three (3) months, six (6) months, one (1) year, eighteen (18) months, two (2) years, thirty (30) months, three (3) years, four (4) years, five (5) years, seven (7) years or ten (10) years.

     The interest rates payable on the Notes offered hereby will be established by the Company from time to time based on market conditions and the Company's financial requirements. The Company constantly reevaluates its interest rates based on such analysis. Once determined, the rate of Interest payable on a Note will remain fixed for the original term of the Note and will not vary. The Interest rate payable on a Note will be determined based upon the maturity date and term established for such Note upon subscription.

     Interest on Notes will be computed on the basis of an actual calendar year and will compound daily. Interest on Notes with terms of less than twelve (12) months will be paid at maturity. Purchasers of Notes with terms of one (1) year or greater may elect to have interest paid monthly, quarterly semi-annually, annually or at maturity. This election may be changed one time by the holder during the term of these longer term Notes. Requests to change such election are required to be made to the Company in writing. No specific form of change of election is required to be submitted to the Company. Any interest not otherwise paid on an interest payment date will be paid at maturity.

     The Company has the right to change from time to time, in its discretion, the interest rates it offers on the Notes based on numerous factors other than length of term to maturity. Once determined, the rate of Interest payable on a Note will remain fixed for the original term of the Note and will not vary. Such factors may include, but are not limited to, the desire to attract new investors; Notes in excess of certain principal amounts; Notes purchased for IRA and Keogh accounts; rollover investments; and Notes beneficially owned by persons residing in particular geographic localities. The Company does not intend to offer variable interest rate Notes to investors. However, the Company may make a decision to change interest rates in the future based on its fund raising objectives including, but not limited to, the attraction of new investors and the encouragement of the rollover of Notes by current holders, circumstances in the financial markets and the economy and other factors, including, but not limited to, any additional costs incurred by the Company in selling Notes in a particular jurisdiction which may at the time be relevant to the Company's operations.

INTEREST  ACCRUAL  DATE

     Interest on the Notes will accrue from the date of purchase, which is deemed to be, for accepted subscriptions, the date funds are cleared and available to the Company, if received prior to 2:00 p.m. on a business day or the next business day if the Company receives such funds on a non-business day or after 2:00 p.m. on a business day. For this purpose, the Company's business days will be deemed to be Monday through Friday except for legal holidays.

INTEREST  WITHHOLDING

     In the event an investor does not provide the Company with a fully executed Form W-8 or Form W-9, the Company will withhold 31% of any interest paid. Otherwise, no interest will be withheld, except on accounts held by foreign business entities. It is the Company's policy that no sale will be made to anyone refusing to provide a fully executed Form W-8 or Form W-9.

AUTOMATIC  EXTENSION

     At  least  seven  (7)  days  prior  to a Note's stated maturity date, the
Company will notify the registered holder of such maturity date and the interest rate payable during any renewed term. If at such time, the Company does not notify the holder of its intention to repay, subject to the holder's demand for repayment, the term of such Note will be automatically extended. If, within seven (7) days after a Note's maturity date, the holder thereof has not demanded repayment of such Note, and the Company has notified the holder of its intention to extend such Note, such Note shall be extended for the same term identical to the term of the original Note. The Notes will continue to renew as described herein absent some action permitted under the Indenture and the Notes by either the holder or the Company. Interest shall continue to accrue from the first day of such renewed term. Such Note, as renewed, will continue in all its provisions, including provisions relating to payment, except that the interest rate payable during any renewed term shall be the interest rate which is then being offered by the Company on similar Notes being offered as of the renewal date. The Company intends to continuously offer similar Notes. Therefore, the interest rate upon renewal will be the rate specified by the Company for similar Notes on or before the maturity date, or the Note's current rate if no such rate is specified. If the Company gives notice to a Noteholder of the Company's intention to repay a Note at maturity no interest will accrue after the date of maturity. Otherwise, if a Noteholder requests repayment within seven (7) days after its maturity date, the Company will pay interest during the period after its maturity date and prior to repayment at the lower of (i) the lowest interest rate then being paid on debt securities being offered by the Company to the general public or
(ii) the rate being paid on such Note immediately prior to its maturity. As a courtesy the Company provides a request for repayment form with such notice. Use of such form by a holder is not a condition of repayment. However, requests for repayment must be made to the Company in writing.

REDEMPTION  BY  THE  COMPANY

     The Company will have no right to prepay any Note except Notes with a maturity of five years or more. The redemption price of Notes with a maturity of five years or more is the unpaid principal balance plus interest accrued to the date of redemption and a redemption premium in the amount of 10% of the unpaid principal. The holder has no right to require the Company to prepay any Note prior to its original or extended maturity date except as described below. Any exercise of the Company's right of redemption will comply with all applicable regulations under the federal securities laws including Exchange Act Rule 14e-1.

REDEMPTION  BY  THE  HOLDER  UPON  DEATH  OR  TOTAL  PERMANENT  DISABILITY

     Except for Notes with maturities of less than twelve (12) months, a Note may be redeemed at the election of the holder following his Total Permanent Disability, as established to the satisfaction of the Company, or by his estate following his death. The redemption price, in the event of such a death or disability, will be the principal amount of the Note, plus interest accrued and not previously paid, to the date of redemption. If spouses are joint record owners of a Note, the election to redeem will apply when either record owner dies or becomes subject to a Total Permanent Disability. In other cases of Notes jointly held, the election will not apply. The Company may modify the foregoing policy on redemption after death or disability. However, no such modification will affect the right of redemption applicable to any then outstanding Note. Should the Company modify such policy at a fixture date, written notice of such modification will be sent to all owners of those outstanding Notes which were purchased while the policy was in effect (but such notice will not affect the right to redeem such outstanding Notes after the owner's death or disability).

     For the purpose of determining the right of a holder to demand early repayment of a Note, Total Permanent Disability shall mean a determination by a physician chosen by the Company that the holder, who was gainfully employed on a full time basis at the time of purchase, is unable to work on a full time basis, defined as working at least forty hours per week, during the succeeding twenty-four months.

LOANS  TO  NOTEHOLDERS

     At the request of any Noteholder, the Company has the right, but not the obligation, to make a loan secured by a pledge of the Noteholder's Note. The amount of the loan may be as much as the principal balance of the Note for a term and at an interest rate to be negotiated between the Company and the Noteholder.

SUBORDINATION

     The indebtedness evidenced by the Notes, and any interest thereon, are subordinated to all "Senior Debt" of the Company. Senior Debt is defined for this purpose to include any indebtedness (whether outstanding on the date hereof or thereafter created) incurred in connection with borrowings by the Company (including its subsidiaries) from a bank, trust company, insurance company, or from any other lender, whether such indebtedness is or is not specifically designated by the Company as being "Senior Debt" in its defining instruments. Any indebtedness of the Company other than that described as Senior Indebtedness, will have rights upon liquidation or dissolution equivalent to that of the Noteholders. The instruments creating any Senior Debt may contain provisions for acceleration in the event of a change of control of the Company.

     For a discussion of the Company's status as a holding company and the lack of insurance or guarantees in support of the Notes see "Risk Factors--Lack of Guarantees and--Possible Characterization of the Company as Holding Company."

     In the event of any liquidation, dissolution or any other winding up of the Company, or any receivership, insolvency, bankruptcy, readjustment, reorganization or similar proceeding under the Federal Bankruptcy Code or any other applicable federal or state law relating to bankruptcy or insolvency, or during the continuation of any Event of Default (as described below), no payment may be made on the Notes until all Senior Debt has been paid. In any such event, holders of Senior Debt may also submit claims on behalf of Noteholders and retain the proceeds for their own benefit until they have been fully paid, and any excess will be turned over to the Noteholders. If any distribution is nonetheless made to Noteholders, the money or property distributed to them must be paid over to the holders of the Senior Debt to the extent necessary to pay Senior Debt in full.

EVENTS  OF  DEFAULT

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of principal on the Notes (whether or not prohibited by the subordination provisions of the Indenture);
(iii) failure by the Company to observe or perform any covenant, condition or agreement with respect to the liquidation, consolidation or merger or other change in control of the Company; (iv) failure by the Company for 60 days after notice to comply with certain other agreements in the Indenture or the Notes; and (v) certain events of bankruptcy or insolvency with respect to the Company.

     If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all of the Notes to be due and payable immediately; provided, however, that so long as any Senior Debt is outstanding, such declaration shall not become effective until the earlier of (i) the day which is five (5) Business Days after the receipt by representatives of Senior Debt of such written notice of acceleration or (ii) the date of acceleration of any Senior Debt. In the case of an Event of Default arising from certain events of bankruptcy or insolvency; with respect to the Company all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a 25% in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of 25% in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

AMENDMENT,  SUPPLEMENT  AND  WAIVEr

     Except as provided herein, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding, and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a 25% in principal amount of the then outstanding Notes.

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder of Notes) (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note, (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal or premium, if any or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least 25% in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or interest on the Notes, (vii) make any change to the subordination provisions of the Indenture that adversely affects holders of Notes or (viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and/or the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity defect or inconsistency; to provide for assumption of the Company's obligations to holders of the Notes in the case of a merger or consolidation; to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder, including an increase in the aggregate dollar amount of Notes which may be outstanding under the Indenture; to modify the Company's policy to permit redemptions of Notes upon the death or Total Permanent Disability of any holder of Notes (but such modification shall not adversely affect any then outstanding Notes); or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING  THE  TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company. However, if the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue as Trustee or resign.

     The holders of 25% in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnify satisfactory to it against any loss, liability or expense.

PLACE  AND  METHOD  OF  PAYMENT

     Principal and interest on the Notes will be payable at the principal executive office of the Company, as it may be established from time to time, or at such other place as the Company may designate for that purpose. Payments may be made at the option of the Company by check, or draft mailed to the person entitled thereto at his address appearing in the register which the Company maintains for that purpose.

NO  PERSONAL  LIABILITY  OF  DIRECTORS,  OFFICERS,  EMPLOYEES AND SHAREHOLDERS

     No director, officer, employee, incorporator or shareholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

REPORTS

     The Company will publish annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. Copies of such reports will be sent to Noteholders upon written request to the Company.

SERVICE  CHARGES

     The Company has the right to assess service charges for replacing lost or stolen Notes (for which an affidavit from the holder will be required), changing the registration of any Note when such change is occasioned by a change in name of the holder or a transfer (whether by operation of law or otherwise) of the Note by the holder to another person.

VARIATIONS  BY  STATE

     The Notes are offered with fixed maturities ranging from 3 months to 10 years. Interest rates will be fixed by the Company from time to time. All of the maturities may not be offered in all states because of state securities laws. Therefore, individual purchasers may not have a selection of all Notes.


                 BUSINESS OF THE COMPANY"BUSINESSOFTHECOMPANY"

     First Nations Financial Services Company was organized as a Delaware corporation on November 16, 1995.

OVERVIEW

     The Company has identified three interrelated segments of the financial services industry to which it is committed to become a significant participant. The first segment of the industry upon which the Company will focus and concentrate its resources is commercial and business lending, which includes real estate and equipment financing. The second segment of the Company's business development is loans to individuals secured by automobiles and light trucks. The third component of the Company's overall strategy is the sale and securitization of loans originated in its other two lines of business.

     Because the Company cannot accurately predict when proceeds will be received from the sale of Notes, if at all, the commercial lending segment will be the only line of business in which the Company will direct its resources until a minimum of $5,000,000 of the net proceeds from the sale of Notes has been invested.

INITIAL  PRIMARY  BUSINESS

     During the start-up phase the Company's initial focus will be limited to commercial and business loans. See "Business of the Company-Commercial and Business Loans." The Company's lending activities during this phase will be structured in such a manner and in a geographic location that does not require any kind of licensing. This phase will expand to commercial and business lending that does require licenses when, and only when, the necessary licenses are acquired. Management does not believe the present lack of licenses will materially adversely affect the Company's ability to do business and does not know of any impediment or disqualification for the issuance of any licenses which may be required in the future. See "Business of the Company-Government Regulation and Licensing."

     William T. Juliano, the Company's Chief Executive Officer, has been active for many years in buying, selling, financing and developing many kinds of real estate. Because of his background, the Company has received preliminary expressions of interest to finance approximately $5 Million of projects ranging from $500,000 to $3.5 Million each. If the Company successfully closes one or more of the possible projects, the anticipated interest rate payable by the borrower will be in the range of 10.5%-11% and the borrower will pay to the Company a loan origination fee in the range of 1.5% of the original principal as well as the costs of document preparation, appraisal cost, title insurance premiums, attorneys fees and other third party expenses. See "Management's Plan of Operation-Plan of Operation for Next 12 Months."

     During this start-up phase and until the Company's cash flow is adequate, the executive officers of the Company will devote substantially all their time to operations without any compensation. The monthly rental cost for the office space, furniture and equipment is furnished by William T. Juliano to the Company without cost for the 12 months ending February 12, 1998. See "Business of the Company-Property." In addition, bookkeepers, secretaries, administrative assistants and support staff are presently employed by William
T. Juliano, or one of his affiliates, and he will make their services available without cost to the Company until cash flow from operations will
cover  their  costs.    See  "Business  of  the  Company-Employees."

     The Company does not intend to pursue its other intended lines of business until the commercial lending activity has been established and $5,000,000 of the net proceeds of the sale of Notes has been invested.

COMMERCIAL  AND  BUSINESS  LOANS

     The Company intends to make loans to owners of businesses who typically do not meet all of the credit criteria of commercial banks, but who the Company determines has the business purpose, motivation and collateral required to repay the obligation.

     Collateral.    The  Company  intends  to  make  commercial  loans  to
corporations, partnerships, sole proprietors and other entities. The Company intends to primarily make loans to borrowers with non-perfect credit histories. To make up for the less than perfect credit history, the Company will require more security in the form of lower loan-to-value ratios (amount of loan as compared to appraised value of collateral securing the loan) than are typically required of borrowers with unblemished credit histories. All loans will be collateralized by one or more of the following: (i) a first mortgage lien on a principal residence or some other parcel of real property,
(ii) a junior mortgage lien on a principal residence or some other parcel of real property, (iii) marketable securities, or (iv) other real or personal property. Commercial lending may also take the form of the lease of equipment or a loan secured by other personal property. Real Property eligible for collateral, other than a principal residence includes office and apartment buildings, mixed use buildings, unimproved land, motels, hotels and restaurant buildings owned by the borrower, a principal of the borrower, or a guarantor of the borrower. The Company intends to, generally, further collateralize its loans by obtaining a lien on the borrower's other tangible and intangible assets by filing appropriate Uniform Commercial Code financing statements.

     The Company intends to make loans for various business purposes including, but not limited to, working capital, business expansion, equipment or real estate acquisition and debt-consolidation.

     Strategy.   The Company intends to initially market its business loans by word  of  mouth  through  existing  personal  relationship  with  management.

     Lending Policies and Practices. Summarized below are certain of the lending policies and practices which the Company intends to follow. Such policies and practices will be altered, amended and supplemented as conditions warrant. The Company has the right to make changes in its day to day practices and policies in its sole discretion.

     The Company intends to keep its interest and other charges competitive with the lending rates of other lenders. Generally, loans will be made at fixed rates for fixed terms ranging from approximately one to fifteen years. Generally, the Company intends to compute interest due on its outstanding loans by the simple interest method. Generally, the Company intends to require that title insurance be obtained in connection with its loans and to permit borrowers to prepay such loans. Where permitted by applicable law, the Company may impose a prepayment penalty. Whether a prepayment penalty is imposed and the amount of such penalty, if any, is negotiated between the Company and the individual borrower prior to consummation of the loan.

     Generally, the Company intends to make a loan collateralized by residential real estate only if the overall loan to value ratio (based on independent appraised fair market value) on the properties collateralizing the loans is equal to or less than ninety (90%) percent. Generally, the Company intends to not make a loan collateralized by commercial real estate where the overall loan to value ratio (based on independent appraised fair market value) is equal to or less than ninety (90%) percent. Occasionally, exceptions to these maximum levels may be made if other collateral is available or if there are other compensating factors.

     Servicing of Loans. Generally, the Company does not initially intend to be responsible for servicing loans. The Company intends to subcontract servicing of the loans in its portfolio or loans which have been securitized in accordance with specific servicing procedures. In servicing its loans, the Company, itself or through a subcontractor, intends to initiate the collection process one day after a borrower misses a monthly due date. When a loan becomes forty-five (45) to sixty (60) days delinquent, it will be transferred to loan work-out personnel. The work-out personnel will attempt to reinstate a delinquent loan, seek a payoff, or occasionally enter into a loan modification agreement with the borrower to avoid foreclosure. If a borrower declares bankruptcy, the matter is immediately referred to counsel. The Company or its subcontractor, in its capacity as the servicer of securitized loans may be obligated to advance funds (an "Advance") in respect of each monthly loan interest payment that accrued during the. collection period for the loans but was not received, unless the Company determines that such advances will not be recoverable from subsequent collections in respect of the related loan.

     Purchase of Existing Loans. In the normal course of business, the Company may in the future purchase business/commercial loan portfolios from individuals, banks, other commercial lenders and other sources of commercial loans. Any loans so purchased would be collateralized by real estate located in the Company's market area. Each such individual loan would be reviewed by an executive officer of the Company prior to acquisition to see if the loan and all related matters conform to the Company lending procedures and policies.

     Competition. As a commercial lender, the Company will compete against many other lenders, many of which have larger capitalization and better name recognition. The Company will have significant competition in the equipment leasing industry. The Company will be competing with banks, leasing and financial companies with greater resources, capitalization and name recognition throughout its market area. Other companies participating in the equipment leasing industry will have the ability to enter into leases which contemplate the payment of funds sufficient to recover the lessor's investment in the equipment plus a profit over the term of the lease which does not give the lessee any option to purchase the equipment. Competitors may also lease equipment under renewable leases which do not contemplate full recovery of the lessor's original costs during their initial term. Therefore, competitors have many ways in which to compete which are not available to the Company. See "Risk Factors-Competition."

     Leasing. Generally, the Company's leases will be of two types: (i) finance leases which have a term of twelve (12) months or more and provide a purchase option exercisable by the lessee at $1.00 at the termination of the lease and (ii) fair market value or true leases which have a similar term but provide a purchase option exercisable by the lessee at the fair market value of the equipment at, the termination of the lease.

     Strategy. The Company intends to primarily obtain its business leasing customers primarily through equipment manufacturers, brokers and vendors with whom it intends to establish a relationship and through a direct sales force.

     Leasing Policies and Practices. Generally, the Company's interest rate and other terms and conditions of its leases will be competitive with the leasing terms of other leasing companies in the area. The leases will be for terms of twelve (12) to sixty (60) months and structured with purchase options whose exercise prices range from $1.00 to the fair market value of the equipment at the time of the lease termination.

     All  of  the  leases  will be secured by the leased equipment or, in some
cases,  other  or  additional  collateral.    However,  creditworthiness  and
financial strength of the lessee are an important criteria to be utilized by the Company in determining to enter into a lease arrangement with a specific lessee. It is anticipated that in the future, the Company may develop relationships with third party purchasers of leases and will sell a portion of the leases it makes to such third parties. The sale of leases to third party purchasers may or may not require the Company to retain the servicing rights to such leases.

     The above policies and practices may and will be altered, amended and supplemented as conditions and circumstances warrant. The Company has the right to make changes in its day to day practices and policies in its sole discretion.

     Service Area. The Company intends to market and originate business equipment leases throughout the United States. The Company will conduct its business operations from the Company's main offices. As markets develop in other areas, the Company may open additional offices within or outside its present service area.

LOANS  SECURED  BY  AUTOMOBILES  AND  TRUCKS

     The Company may purchase loans originated by motor vehicle dealers (the "Dealers") from the sale of new and used vehicles to consumers with substandard credit profiles. The Company does not presently intend to make loans directly to consumers.

     The Market. The Federal Reserve statistical release dated April 5, 1996 reported that the automobile finance industry is the second largest consumer finance market in the United States with over $359 billion in new and used automobile loans outstanding in February 1996. Although the majority of these loans were financed by banks, thrifts and the captive finance subsidiaries of major automobile manufacturers, these traditional lenders have historically avoided consistent involvement in the market for loans to individuals with substandard credit (the "sub-prime market"). The sub-prime market is composed primarily of borrowers with relatively modest incomes who have experienced credit difficulties in the past, often as a result of job loss, illness, divorce or other adversities. The primary lenders in this market are independent finance companies such as the Company. The sub-prime market is highly fragmented and is characterized by a large number of finance companies operating on a regional basis. Reliable data concerning the size and composition of the sub-prime market is not available; however, the Company does not believe that any lender accounts for a significant share of the market.

     The Company intends to purchase substantially all of its auto and truck loans in the sub-prime market originated only by Dealers in the ordinary course of business who meet the following minimum criteria: Each Dealer must
(i) be either (a) a franchised new car dealer or (b) a properly licensed new or used car dealer in business not less than three years; (ii) have an established credit criteria; (iii) provide financial statements dated within the last 12 months which show a positive net worth and positive earnings for at least the most recent three years; (iv) have an established and favorable reputation in the local business community; and (v) if a properly licensed used car dealer but not a properly licensed new car dealer, have an established location with an inventory of not less than thirty cars. The loans will be purchased pursuant to the Dealer Agreements with the Company which include recourse to the Dealer for breach of any warranties of the dealer to the Company. The Company will purchase loans in accordance with its credit standards which are based upon the vehicle buyer's ability and willingness to repay the obligation as well as the value of the vehicle being financed.

     The loans will be selected by the Company by several criteria, including the following: each loan was originated in the United States provides for level monthly payments which fully amortize the amount financed over the original term (except for the last payment, which may be different from the level payment or which may be a final fixed value payment), has an outstanding gross balance of not less than $2,000 or more than $20,000, is not more than 10 days past due and no borrower on any loan was noted in the related records of the Dealer as being the subject of a bankruptcy proceeding. No selection procedures believed by the Company to be adverse to Noteholders will be used in selecting the loans.

     The Company will only purchase the loans if: (a) the weighted average APR of the loans owned by the Company, including the loans to be conveyed to the Company, is not less than 18%, (b) the weighted average remaining term of the loans to be conveyed to the Company is not greater than 36 months, (c) no vehicle is older than seven (7) years as of the date of purchase of the loan,
(d) the weighted average purchase price of the loans is no more than 85% of the unpaid principal balance, and (e) the average principal balance of the loans will range from $5,000 up. There is no limitation upon the extent of the distribution by APR and the geographic distribution of the loans.

     In order to qualify as an "Eligible Loan", each contract transferred to the Company, in addition to the criteria described in the preceding paragraphs, must satisfy additional criteria including the following:

     The purchase price for any loan may not exceed 80% of the total remaining principal balance as of the related purchase date and the average purchase price paid by the Company for all of the loans may not exceed 85% of the aggregate remaining unpaid principal balance for the loans.

     The purchase price for the loans may not exceed the average wholesale value published by the National Automobile Dealers Association ("NADA") for the related vehicle.

     The  loan  must  have  a  remaining  term  of  36  months  or  less.

     The  age  of  the  vehicle  may  not  exceed  seven  (7)  years.

     The  mileage  of  the  vehicle  may  not  exceed  100,000  miles.

     The borrower on the loan will have made a down payment in cash plus net trade-in allowance of at least 20% of the Dealer's cost of the vehicle.

     The APR rate on the loan will not be less than 18% and must not violate any applicable usury laws.

     The borrowers on the loans must have supplied necessary credit information and credit verification procedures must have been performed in a manner commensurate with standard industry practice.

     With respect to the credit information to be supplied by the borrowers on the loans, the Company has established certain credit criteria to be satisfied by each borrower. In order to satisfy these criteria, a borrower, among other things, must be able to provide verifiable personal references, must have a valid driver's license, must have been a resident of the local area of origination for a minimum of one year, and must be at least 18 years of age and have no co-signers on the loan except immediate family members. In order to verify the foregoing information in accordance with the Company's expectations of standard industry practice, the Company will obtain from the Dealer a copy of the credit application executed by the borrower which contains the necessary information, to verify by telephone or otherwise the borrower's' addresses, employment and personal references and to obtain a credit report from a credit reporting agency.

     All or part of the loans may provide for allocation of payments according to the "sum of periodic balances" or "sum of monthly payments" method, similar to the "Rule of 78's" ("Rule of 78's loans") or are monthly actuarial loans ("Actuarial loans") and together with Rule of 78's loans, "Precomputed loans"). An Actuarial loan provides for amortization of the loan over a series of fixed level payment monthly installments. Each monthly installment, including the monthly installment representing the final payment on the loan, consists of an amount of interest equal to 1/12 of the APR of the loan multiplied by the unpaid principal balance of the loan, and an amount of principal equal to the remainder of the monthly payment. A Rule of 78's loan provides for the payment by the borrower of a specified total amount of payments, payable in equal monthly installments on each due date, which total represents the principal amount financed and add-on interest in an amount calculated on the basis of the stated APR for the term of the loan. The rate at which such amount of add-on interest is earned and, correspondingly, the amount of each fixed monthly payment allocated to reduction of the outstanding principal are calculated in accordance with the "Rule of 78's."

     All or part of the loans may be simple interest loans ("Simple Interest loans"). A Simple Interest loan provides for the amortization of the amount financed under the loan over a series of fixed level monthly payments. However, unlike the monthly payment under an Actuarial loan, each monthly payment consists of an installment of interest which is calculated on the basis of the outstanding principal balance of the loan multiplied by the stated APR and further multiplied by the period elapsed (as a fraction of a calendar year) since the preceding payment of interest was made. As payments are received under a Simple Interest loan, the amount received is applied first to interest accrued to the date of payment and the balance is applied to reduce the unpaid principal balance. Accordingly, if a borrower pays a fixed monthly installment before its scheduled due date, the portion of the payment allocable to interest for the period since the preceding payment was made will be less than it would have been had the payment been made as scheduled, and the portion of the payment applied to reduce the unpaid principal balance will be correspondingly greater. Conversely, if a borrower pays a fixed monthly installment after its scheduled due date, the portion of the payment allocable to interest for the period since the preceding payment was made will be greater than it would have been had the payment been made as scheduled, and the portion of the payment applied to reduce the unpaid principal balance will be correspondingly less. In either case, the borrower pays a fixed monthly installment until the final scheduled payment date, at which time the amount of the final installment is increased or decreased as necessary to repay the then outstanding principal balance.

     In the event of the prepayment in full (voluntarily or by acceleration) of a Rule of 78's loan, under the terms of the contract, a "refund" or "rebate" will be made to the borrower of the portion of the total amount of payments then due and payable under the contract allocable to "unearned" add-on interest, calculated in accordance with a method equivalent to the Rule of 78's. If an Actuarial loan is prepaid in full, with minor variations based upon state law, the Actuarial loan requires that the rebate be calculated on the basis of a constant interest rate. If a Simple Interest loan is prepaid, rather than receive a rebate, the borrower is required to pay interest only to the date of prepayment. The amount of a rebate under a Rule of 78's loan generally will be less than the amount of a rebate on an Actuarial loan and generally will be less than the remaining scheduled payments of interest that would have been due under a Simple Interest loan for which all payments were made on schedule.

     The Company will account for the Rule of 78's loans as if such loans were Actuarial loans. Amounts received upon prepayment in full of a Rule of 78's loan in excess of the then outstanding Principal Balance of such loan and accrued interest thereon (calculated pursuant to the actuarial method) will be accounted for as interest.

     Security Interest in Vehicle. In states in which retail installment sale or lease contracts such as the loans evidence the credit sale of automobiles and light duty trucks by Dealers to borrower's the contracts also constitute personal property security agreements and include grants of security interests in the vehicles under the applicable UCC. Perfection of security interests in the automobiles and light duty trucks is governed by the motor vehicle registration laws of the state in which the vehicle is located. In all states in which the loans have been originated, a security interest in automobiles and light duty trucks is perfected by notation of the secured party's lien on the vehicle's certificate of title (in addition, in Louisiana, a copy of the installment sale contract must be filed with the appropriate governmental recording office).

     All of the contracts acquired by the Company will name the Company or the Dealer as obligee or assignee and as the secured party or lessor. The Company also takes all actions necessary under the laws of the state in which the vehicle is located to perfect the Company's security interest in the vehicle, including, where applicable, having a notation of its lien recorded on such vehicle's certificate of title. The borrower's on the contracts are not notified of the sale from the Dealer to the Company and in the ordinary course no action is taken to record the transfer of the security interest from the Dealer to the Company by amendment of the certificates of title for the vehicles or otherwise.

     The Dealers will sell and assign to the Company the loans and their interests in the vehicles securing the loans. However, because of the administrative burden and expense, the Company may elect not to amend any certificate of title to identify the Company as the new secured party on the certificate of title relating to the vehicles.

     In most states an assignment such as that to be used by the Company is an effective conveyance of a security interest without amendment of any lien noted on a vehicle's certificate of title, and the assignee succeeds thereby to the assignor's rights as secured party. By not identifying the Company as the secured party on the certificate of title, the security interest of the Company in the vehicle could be defeated through fraud or negligence. In the absence of fraud or forgery by the vehicle owner or the Dealer or administrative error by state or local agencies, the notation of the Company's or the Dealer's lien on the certificates will be sufficient to protect the Company against the rights of subsequent purchasers of a vehicle or subsequent lenders who take a security interest in a vehicle securing a loan. If there are any vehicles as to which the Company failed to obtain a perfected security interest, the security interest of the Company would be subordinate to, among others, subsequent purchasers of the vehicles and holders of perfected security interests. Such a failure, however, would constitute a breach of the warranties of the Dealer and would create an obligation of the Dealer to repurchase the related loans unless the breach is cured.

     Under the laws of most states the perfected security interest in a vehicle would continue for four months after a vehicle is moved to a state other than the state in which it is initially registered and thereafter until the vehicle owner re-registers the vehicle in the new state. A majority of states generally require surrender of a certificate of title to re-register a vehicle; accordingly, a secured party must surrender possession if it holds the certificate of title to the vehicle, or, in the case of a vehicle registered in a state providing for the notation of a lien on the certificate of title but not possession by the secured party, the secured party would receive notice of surrender if the security interest is noted on the certificate of title. Thus, the secured party would have the opportunity to re-perfect its security interest in the vehicle in the state of relocation. In states that do not require a certificate of title for registration of a motor vehicle, re-registration could defeat perfection. In the ordinary course of servicing loans, the Company takes steps to effect re-perfection upon receipt of notice of re-registration or information from the borrower as to relocation. Similarly, when a borrower sells a vehicle, the Company must surrender possession of the certificate of title or will receive notice as a result of the lien of the Company or the Dealer noted thereon and accordingly will have an opportunity to require satisfaction of the related loan before release of the lien.

     Under the laws of most states liens for repairs performed on a motor vehicle and liens for unpaid taxes take priority over even a perfected security interest in a vehicle. The Dealers will represent that each security interest in a vehicle is or will be prior to all other present liens upon and security interests in such vehicle. However, liens for repairs or taxes could arise at any time during the term of a loan. No notice will be given to the Company or the Noteholders in the event such a lien arises.

     Repossession. In the event of default by vehicle purchasers, the holder of the retail installment sale contract has all the remedies of a secured party under the UCC, except where specifically limited by other state laws. Among the UCC remedies, the secured party has the right to perform self-help repossession unless such act would constitute a breach of the peace. Self-help is the method employed by the Company in most cases and is accomplished simply by retaking possession of the vehicle. In the event of default by the borrower, some jurisdictions require that the borrower be notified of the default and be given a time period within which he may cure the default prior to repossession. Generally, the right of reinstatement may be exercised on a limited number of occasions in any one-year period. In cases where the borrower objects or raises a defense to repossession, or if otherwise required by applicable state law, a court order must be obtained from the appropriate state court, and the vehicle must then be repossessed in accordance with that order.

     Notice of Sale; Redemption Rights. The UCC and other state laws require the secured party to provide the borrower with reasonable notice of the date, time and place of any public sale and/or the date after which any private sale of the collateral may be held. The borrower has the right to redeem the collateral prior to actual sale by paying the secured party the unpaid principal balance of the obligation plus reasonable expenses for repossessing, holding and preparing the collateral for disposition and arranging for its sale, plus, in some jurisdictions reasonable attorneys' fees, or, in some states by payment of delinquent installments or the unpaid balance.

     Deficiency Judgments and Excess Proceeds. The proceeds of resale of the vehicles generally will be applied first to the expenses of the sale and repossession and then to the satisfaction of the indebtedness. While some states impose prohibitions or limitations on deficiency judgments if the net proceeds from resale do not cover the full amount of the indebtedness, a deficiency judgment can be sought in those states that do not prohibit or limit such judgments. However, the deficiency judgment would be a personal judgment against the borrower for the shortfall, and a defaulting borrower can be expected to have very little capital or sources of income available following repossession. Therefore, in many cases, it may not be useful to seek a deficiency judgment or, if one is obtained, it may be settled at a significant discount.

     Occasionally, after resale of a vehicle and payment of all expenses and all indebtedness, there is a surplus of funds. In that case, the UCC requires the lender to remit the surplus to any holder of a lien with respect to the vehicle or if no such lienholder exists or there are remaining funds, the UCC requires the lender to remit the surplus to the former owner of the vehicle.

     Consumer Protection Laws. Numerous federal and state consumer protection laws and related regulations impose substantial requirements upon lenders and
servicers  involved  in  consumer  finance.    These  laws  include  the
Truth-in-Lending Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Procedures Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations B and Z, the Soldier's and Sailor's Civil Relief Act of 1940 state adoptions of the National Consumer Act and of the Uniform Consumer Credit Code (the "UCCC") and state motor vehicle retail installment sales acts, retail installment sales acts, and other similar laws. Also, state laws impose finance charge ceilings and other restrictions on consumer transactions and require contract disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. In some cases, this liability could affect an assignee's ability to enforce consumer finance contracts such as the loans. These laws and regulations also limit the amounts the Company can charge borrowers for certain services related to its lending activities and is required to provide detailed disclosure to borrowers, in a specified form, related to the cost of borrowing. Because the regulations are continually changing, the Company intends to maintain compliance with the various federal and state laws through its in-house and outside counsel which continually review the Company's documentation and procedures and monitor and advise the Company on various changes in the laws.

     The so-called "Holder-in-Due-Course" Rule of the Federal Trade Commission (the "FTC Rule"), the provisions of which are generally duplicated by the Uniform Consumer Credit Code, other statutes, or the common law, has the effect of subjecting a seller (and certain related lenders and their assignees) in a consumer credit transaction and any assignee of the seller to all claims and defenses which the borrower in the transaction could assert against the seller of the goods. Liability under the FTC Rule is limited to the amounts paid by the borrower under the contract and the holder of the contract may also be unable to collect any balance remaining due thereunder from the borrower.

     Most of the loans will be subject to the requirements of the FTC Rule. Accordingly, the Company, as holder of the loans, will be subject to any claims or defenses that the purchaser of the related vehicle may assert against the seller of the vehicle. Such claims are limited to a maximum liability equal to the amounts paid by the borrower on the loan. If a borrower were successful in asserting any such claim or defense, such claim or defense would constitute a breach of the Dealer's warranties and would create an obligation of the Dealer to repurchase the loan unless the breach is cured.

     Courts have applied general equitable principles to secured parties pursuing repossession or litigation involving deficiency balances. These equitable principles may have the effect of relieving a borrower from some or all of the legal consequences of a default.

     In several cases, consumers have asserted that the self-help remedies of secured parties under the UCC and related laws violate the due process protections provided under the 14th Amendment to the Constitution of the United States. Courts have generally upheld the notice provisions of the UCC and related laws as reasonable or have found that the repossession and resale by the creditor do not involve sufficient state action to afford constitutional protection to consumers.

     The Dealers will warrant that each loan complies with all requirements of law in all material respects. Accordingly, if a borrower has a claim against the Company for violation of any law and such claim materially and adversely affects the Company's interest in a loan, such violation would constitute a breach of the warranties of the Dealer and would create an obligation of the Dealer to repurchase the loan unless the breach is cured.

     Other Limitations. In addition to the laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including federal bankruptcy laws and related state laws, may interfere with or affect the ability of a lender to realize upon collateral or enforce a deficiency judgment. For example, if a Chapter 13 proceeding under the federal bankruptcy law, a court may prevent a lender from repossessing an automobile, and, as part of the rehabilitation plan, reduce the amount of the secured indebtedness to the market value of the automobile at the time of bankruptcy (as determined by the court), leaving the party providing financing as a general unsecured creditor for the remainder of the indebtedness. A bankruptcy court may also reduce the monthly payments due under a contract or change the rate of interest and time of repayment of the indebtedness.

     Transfer of Vehicles. The loans prohibit the sale or transfer of a vehicle by the borrower without the Company's consent and permit the Company to accelerate the maturity of the loan in the event of a sale or transfer without the Company's consent.

SECURITIZATION  OF  LOANS

     The Company anticipates that it will build portfolios of business and commercial loans (which include business leases) and substandard automobile and light truck loans and enter into securitizations of all or part of these portfolios. The Company believes that a securitization program provides a number of benefits by allowing the Company to create and additional profit center, diversify its funding base, provide liquidity and lower its cost of funds.

     The diversification of its funding base through securitization is an objective of the Company. Generally, a securitization involves the transfer by the Company of loans representing a series of loans to a single purpose trust in exchange for certificates issued by the trust. The certificates represent an undivided ownership interest in the loans transferred to the trust. Typically, the certificates will consist of a class of senior certificates, a class of subordinated certificates and a residual interest. In connection with the securitization, the senior certificates are sold to investors and the subordinate certificates and residual interest are typically retained by the Company. As a result of the sale of the senior certificates, the Company will receive a cash payment representing a substantial portion of the principal balance of the loans held by the trust. The senior certificates will entitle the holder to be repaid the principal of its purchase price and the certificates will bear interest at a stated rate of interest. The stated rate of interest will typically be substantially less than the interest rate required to be paid by the borrowers with respect to the underlying loans. As a consequence, the Company is able to receive cash for a portion of its portfolio and to pay the principal and interest required by the senior certificate with the cash flows from the underlying loans owned by the trust. However, since the interest in the loans held by the Company (the subordinate certificate and the residual interest) is subordinate to the senior certificate, the Company retains a portion of the risk that the full value of the underlying loans will not be realized. Additionally, the holder of the senior certificates will receive certain additional payments on account of principal in order to reduce the balance of the senior certificates in proportion to the subordinate certificate held by the Company. The additional payments of principal are designed to increase the senior certificate holder's protection against loan losses by preserving the availability of the subordination provided by the subordinate certificates. In the typical subordination structure, the Company, as the holder of the residual interest in the trust will be entitled to receive all of the remaining interest in the loans at the time of the termination of the trust.

     In order to securitize pools of loans, the Company believes it will be necessary to aggregate similar loans, such as substandard motor vehicle loans, into a common offering. The Company expects that the minimum dollar amount necessary to effectively justify the origination and offering costs is in the range of $7.5 million for a private offering and $25 million for a public offering. Based upon its financial model, the Company forecasts its entry into the securitization market during the first quarter of its second year of operations and is conditioned on the Company's ability to develop the necessary business reputation and industry relationships.

     In order to successfully securitize its loans, the Company, must develop a reputation in the financial community and with the commercial rating agencies as having the ability to acquire and service, or arrange for the servicing, of loans which are intended to become a part of the securitized pool. In addition, the Company must develop relationships with one or more banks or trust companies which are qualified to act as owner trustee and indenture trustee in order to qualify for participation in the securitization market. Any successful securitization of loans is, therefore, dependent upon assembling the several necessary participants including the indenture trustee, credit enhancement facility, owner trustee and the underwriter or placement agent who will ultimately sell the securitized instrument into the capital markets. The ability to demonstrate expertise in the necessary functions to securitization and to attract the necessary industry participants may be an expensive and time consuming process for a Company whose management team has no experience in these matters. However, based upon preliminary discussions by the Company with representatives of the several necessary participants, the Company's forecast of entry into the securitization market during the first quarter of its second year of operations is reasonable.

GOVERNMENT  REGULATION  AND  LICENSING

     Rules and Regulations. The Company's motor vehicle lending business will be subject to numerous federal and state consumer protection laws and related regulations which impose substantial requirements upon lenders and servicers involved in consumer finance. These laws include the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Procedures Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations B and Z, the Soldier's and Sailor's Civil Relief Act of 1940 state adoptions of the National Consumer Act and of the Uniform Consumer Credit Code (the "UCCC") and state motor vehicle retail installment sales acts, retail installment sales acts, and other similar laws. Also, state laws impose finance charge ceilings and other restrictions on consumer transactions and require contract disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. In some cases, this liability could affect an assignee's ability to enforce consumer finance contracts such as the loans.

     The so-called "Holder-in-Due-Course" Rule of the Federal Trade Commission (the "FTC Rule"), the provisions of which are generally duplicated by the Uniform Consumer Credit Code, other statutes, or the common law, has the effect of subjecting a seller (and certain related lenders and their assignees) in a consumer credit transaction and any assignee of the seller to all claims and defenses which the borrower in the transaction could assert against the seller of the goods. Liability under the FTC Rule is limited to the amounts paid by the borrower under the contract and the holder of the contract may also be unable to collect any balance remaining due thereunder from the borrower.

     Most of the motor vehicle loans will be subject to the requirements of the FTC Rule. Accordingly, the Company, as holder of the loans, will be subject to any claims or defenses that the purchaser of the related vehicle may assert against the seller of the vehicle. Such claims are limited to a maximum liability equal to the amounts paid by the borrower on the loan. If a borrower were successful in asserting any such claim or defense, such claim is cured.

     These rules and regulations, among other things, impose licensing obligations on the Company if it originates loans, prohibit discrimination, regulate assessment, collection, foreclosure and claims handling, payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, and fees. Failure to comply with these requirements can lead to, termination or suspension of licenses, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

     Licensing. The Company does not need any government approval or licenses for its initial primary business, commercial lending, in the states in which it presently proposes to operate. Furthermore, the Company does not and will not need federal or local government approval or licenses for the purchase of motor vehicle loans or securitization of the commercial loans from its initial primary business or its motor vehicle loans. However, as the geographic coverage of the Company's commercial lending business increases in the future some states will require licensing for the Company to offer some of its mortgage banking services. In such event the Company will seek to acquire such licenses.

     As of the date of this Prospectus, the Company has not applied for any licenses in any state and there is no certainty, at this time, of the time of when such licenses will be needed or the cost thereof. Management of the Company does not believe the lack of licenses will materially adversely affect the Company's ability to do business because there are ample investment opportunities in unlicensed activities. Management does not know of any impediments, disqualification or other reason why the Company will not qualify for any licenses it may need in the future. As of the date of this Prospectus, the Company proposes to operate in the State of Florida.

EMPLOYEES

     The executive officers of the Company will devote substantially all their time to operations of the Company for no compensation until the Company's cash
flow  is  adequate  to  cover  market  level  compensation.    Bookkeepers,
secretaries, administrative assistants and support staff are presently employed by William T. Juliano, or one of his affiliates, and he will make their services available without cost to the Company until cash flow from operations will cover their costs. See "Management - Executive Compensation." and "Management's Plan of Operation." The staff whose services are used by the Company have been employed by Mr. Juliano or his affiliates for more than 15 years and the Company believes its relationship with the employees is good.

PROPERTY

     The  Company  presently  does  not  hold  title  to  any  real  estate.

     The Company has filed an application for registration of its name and logo as a service mark with the U.S. Patent and Trademark Office. The application is pending.

     Mr. William T. Juliano, the Chief Executive Officer of the Company, has agreed to provide the Company, without cost, office space, furniture and equipment for the 12 month period ending February 12, 1998.

LEGAL  PROCEEDINGS

     The Company is not a party to any pending or threatened legal proceedings.


                        MANAGEMENT'S PLAN OF OPERATION

PLAN  OF  OPERATION  -  OVERVIEW

     The Company is newly organized and has very limited operating history. Neither the Company nor its management have any experience in raising or investing funds. However, the Company's objective is to become a significance participant in three interrelated segments of the financial services industry. The Company believes that it can achieve its objective by its commitment to servicing a market niche which is not adequately serviced by commercial banks or traditional lending sources. In servicing its market, the Company will stress the importance of identifying profitable lending opportunities and quick closing.

     The income generated from the Company's loan portfolio will be used to pay principal and interest on the Notes, related operating costs and expenses of the Company. The earnings on the loans and other assets owned by the
Company  and  the  interest  cost  of  the  Notes will determine the Company's results of operations in the future. The Company believes there are no changes, trends or anomalies which will materially adversely affect the anticipated delinquency and loss experience of the loans.

PLAN  OF  OPERATION  FOR  NEXT  12  MONTHS

     Until the Company receives proceeds from the sale of Notes, invests the proceeds and receives a return on the investment, the Company's only source of funds for advertising, marketing and promotion will be its limited equity capital and the income derived from its investment. Therefore, the Company may expend significant cash in the early months of operation to cover its cost of developing the business.

     During the first 12 months following the date of this Prospectus the Company anticipates that proceeds from the sale of Notes will begin slowly and increase as the Company's marketing plan takes effect. The Company's first year forecast assumes total proceeds from the sale of Notes in the range of
$35,000,000. Without regard to the amount of Notes sold, the Company has sufficient resources to pay its operating expenses for the first 12 months because the Company's executive office and the furniture and equipment located in the space is furnished by Mr. Juliano without cost to the Company. See "Business of the Company - Property." The executive officers of the Company will devote substantially all their time to operations without compensation until the Company's cash flow is adequate to cover market level compensation. Bookkeepers, secretaries, administrative assistants and support staff are presently employed by William T. Juliano, or one of his affiliates, and he will make their services available without cost to the Company until cash flow from operations will cover their costs. See "Business of the Company - Employees."

     The  Company  will  initially  sell  Notes  only  through  its employees.
However, the Company is likely to engage the services of one or more broker-dealers during the first year of operations. In order to arrive at its forecasted Note sales for the first 12 months, management had preliminary discussions with several small broker-dealers and examined the amount of similar debt instruments sold by two comparable issuers. The sales of other issuers was discounted substantially to account for the differences in experience at raising funds. Management believes its estimates are realistic and conservative. A part of the Company's plan to sell the Notes is direct personal contact with selected broker-dealers in the states where the offering is registered. The broker-dealers will be selected based upon their number of registered representatives and access to financial products comparable to the Notes offered by the Company. Management believes that it will fill a need for broker-dealers identified by its selection process because each have a few clients for whom the Notes are suitable investments and do not otherwise have the ability to participate in a similar primary offering.

     The following forward-looking table is the Company's present best reasonable estimate of the possible use of different increments of proceeds from the offering. Numerous uncertainties exist in estimating the amount and use of future proceeds. The accuracy of any estimate is a result of the quality of available market data, interpretation of the data, and business judgment. Actual results after the date of an estimate may indicate the need to revise the estimate. The quantity, quality, yield and category of available loans and other investments cannot be accurately predicted and changes with general economic conditions and interest rates. Accordingly, the actual use of proceeds set forth in the following table may be materially different from the actual use of proceeds.


                                            Time after date of this Prospectus
                                            ----------------------------------



Type Investment                      Three       Months       Six        Months        Nine        Months         One
---------------------------------  ----------  ----------  ----------  -----------  -----------  -----------  -----------
                                    Case 11     Case 22      Case 1      Case 2       Case 1       Case 2       Case 1
                                   ----------  ----------  ----------  -----------  -----------  -----------  -----------

Commercial loans and leases3
                                   $2,600,000  $5,000,000  $5,000,000  $ 7,800,000  $ 7,300,000  $16,700,000  $11,100,000

Auto and light truck loans4
                                          -0-         -0-         -0-    2,100,000    2,100,000    3,400,000     5,00,000


Securitization                            -0-         -0-         -0-          -0-          -0-          -0-          -0-

General and Administrative Costs5

                                          -0-         -0-         -0-          -0-          -0-          -0-          -0-

Offering expenses
   sales commissions
      5%6                             150,000     275,000     250,000      525,000      500,000    1,075,000      850,000
   other offering
      expense                         138,000     138,000         -0-          -0-          -0-          -0-          -0-

Uninvested proceeds                   112,000      87,000      50,000       75,000      100,000      325,000       50,000
                                   ----------  ----------  ----------  -----------  -----------  -----------  -----------

     Total Use of
         Proceeds                  $3,000,000  $5,500,000  $5,000,000  $10,500,000  $10,000,000  $21,500,000  $17,000,000
                                   ==========  ==========  ==========  ===========  ===========  ===========  ===========


Type Investment                       Year
---------------------------------  -----------
                                     Case 2
                                   -----------

Commercial loans and leases3
                                   $22,150,000

Auto and light truck loans4
                                    11,000,000


Securitization                             -0-

General and Administrative Costs5

                                           -0-

Offering expenses
   sales commissions
      5%6                            1,750,000
   other offering
      expense                              -0-

Uninvested proceeds                    100,000
                                   -----------

     Total Use of
         Proceeds                  $35,000,000
                                   ===========

1  Worst  case.
2  Most  likely  case.
3  This  category  includes  commercial  first and second mortgage loans ranging from $50,000 to $3,500,000 or more.  See
"Business  of  the  Company-Initial  Primary  Business."
4  The  average  principal  balance  of  the  loans  is  anticipated  to  range  from  $5,000  up  to  $30,000  or  more.
5  The  executive  officers  of  the Company will devote substantially all their time to operations  without compensation until  the  Company's cash flow is adequate to cover market level compensation.  Bookkeepers, secretaries, administrative assistants  and  support  staff  are presently employed by William T. Juliano, or one of his affiliates, and he will make their services available without cost to the Company until cash flow from operations will cover their costs.  The Company is  provided  the  use  of  its  executive  offices as well as furniture and equipment by Mr. Juliano without cost to the
Company  for  a  term  ending  February  12,  1998.
6Assumes  sale  by  broker-dealers  which  have  not  yet  been  identified.



     As of the date of this Prospectus, the Company has no established customers to provide potentially profitable transactions which fit the Company's proposed business. Therefore, until the Company is successful in developing a pool of customers and sources of potential transactions, the opportunities for investing the proceeds from the sale of Notes will be limited.

     Because William Juliano has been very active for many years in buying, selling, financing and developing many kinds of commercial real estate, the Company presently has received preliminary expressions of interest to finance approximately $5 million of projects ranging from $500,000 to $3.5 million each. The Company anticipates, but is not assured, that the initial proceeds from the sale of Notes may be used to fund the commercial real estate investment opportunities which are tentatively available or other similar investments which do not require any state license. In such event, the yield will be below the Company's expected average rate of interest income but the credit will be high quality and the origination cost will be minimal.

     The Company forecasts a cost of funds in the range of 9.4% per annum, after offering and selling expenses, and net investment yield from its total portfolios of commercial and motor vehicle loans after a reasonable reserve for losses, delinquencies and servicing costs, in the range of 15.75%. Thus, the positive spread on the Company's loan portfolio is forecasted to be approximately 6.35%, or $2,222,000 per year when the projected first year Note proceeds of $35,000,000 are fully invested. After allowing for the time to market the Notes, receive and invest the proceeds, the Company's financial model assumes average invested proceeds for the first 12 months of $15,000,000 and net income before operating expenses of approximately $970,000. Because the Company's staffing needs are driven by the amount of Note proceeds received and funds available for investment, additional operations personnel will be hired at a rate to match receipt and investment of Note sales
proceeds.    However,  the  Company  believes  that  salaries,  general  and administrative, and other operating costs for the first 12 months at the projected level of business should not exceed $600,000.

     The Company intends to maximize its interest and fee income to be earned on its loan portfolio by selling loans from its portfolio to unrelated third parties and by securitizing all or a portion of its portfolio. These transactions are intended to provide an additional source of liquidity for lending activities.

YIELD  ASSUMPTIONS

     The projected annual net investment yield of 15.75% assumes a blended rate from the two classes of loans targeted by the Company. Annual rates are expected to range from a low of 10% for high quality, low risk commercial real estate loans to 23% to 25% for substandard credit quality motor vehicle loans. The average yield on commercial loans and leases is assumed to be in the range of 10% to 18%. Because the Company's initial primary business will be limited to commercial loans and leases, the positive spread on the Company's loan portfolio will be substantially lower than the spread expected when the projected first year note proceeds of $35,000,000 is fully invested. Annual investment yield includes reserves for loan losses which have been calculated by examining the loan loss reserves and actual loss experience of companies with loan portfolios similar to the loans contemplated by the Company. Because management of the Company has limited experience with originating, servicing and managing a loan portfolio similar to the portfolio intended by the Company, management will continually monitor its loans for delinquencies and potential losses in order to establish proper reserves and predict actual losses. In addition Management has requested its independent auditors recommend a system of internal controls and review procedures to assist in calculating loan loss reserves.

SOURCES  OF  INCOME

     The Company will derive income from four basic sources: (i) interest and other charges paid on its loans, (ii) loan origination fees, (iii) a limited amount of prepayment penalties, and (iv) securitization of loans. The Company does not anticipate significant income from prepayment of loans in its portfolio principally because of the fees payable upon prepayment. Thus, the Company expects the asset/liability maturity risk arising out of prepayments to be minimal even in periods of declining interest rates because of the substantial prepayment penalties. The Company anticipates that substantially all of its loans will be made at fixed rates. However, the Company's cost of funds will be sensitive to changes in long and short term interest rates. Therefore, a rise or fall in the general interest rate market will have the effect of increasing or decreasing the spread which the Company anticipates between the cost of funds on its short and medium term Notes and the interest earned on its loan portfolio.

     In order to minimize the interest rate risk, the Company intends to match, to the extent possible, maturities of its loan portfolio and maturities of the Notes. There will be no interest rate risk in connection with Notes which mature at the same time as the same dollar amount of portfolio loans because the obligation to pay interest and the offsetting interest income will terminate at the same time. Therefore, proceeds from newly issued Notes at current market interest rates may be used to fund new loans at comparable market interest rates. To the extent that the loan maturities are of significantly longer term than the Note maturities, the Company intends to manage the interest rate risk by selling whole loans in the secondary loan market or securitizing pools of loans for sale in the public or private capital markets and reinvesting the funds in loans with maturities that match maturities of the same dollar amount of Notes. If the Company is successful it its interest rate management strategy, interest rate risk will be
substantially  reduced  or  eliminated  entirely.    See  "Business  of  the
Company-Securitization  of  Loans."

SOURCES  OF  CAPITAL  AND  LIQUIDITY

     The Company believes that the proceeds of the sale of subordinated debt such as the Notes will be a primary source of funds to meet its liquidity requirements. The proceeds of the Note sales will be used to fund general operating and lending activities. After receipt and investment of the Note proceeds, the Company's primary sources of liquidity will be payments on the loans and the secondary source will be the limited equity capital of the Company as of the date of this Prospectus. Until receipt of income from investment of the Note proceeds, the Company's source of liquidity will be income from investment of its equity capital. The Company's office space, furniture and equipment adequate to support the Company's anticipated level of business for the first 12 months of operation is provided by William T. Juliano without cost to the Company. The Company does not presently intend to use leverage in addition to the Notes as a part of its investment strategy and has no bank lines of credit or similar sources of loan capital.

     The Company intends to meet its obligations to repay the Notes as they mature with income generated from its lending activities, funds generated from repayment of outstanding loans, extensions of maturing Notes and new debt financing. There can be no assurance that the Company will be able to sell the Notes at a rate that will permit growth and expansion at the expected levels or to satisfy future debt obligations. If all of the Notes are sold, the Company will have debt in the amount of $50,000,000 and only approximately One Million Dollars ($1,000,000) in equity which has been provided by the shareholders of the Company. Therefore, substantially all the risk of loss will be borne by the Noteholders because for every $1.00 at risk by the shareholders of the Company $50.00 is at risk by the Noteholders.

     Management believes that the Company is and will continue to be a viable enterprise by investing its $1,000,000 of presently available equity capital without regard to the amount of Notes sold. The proceeds from the sale of any amount of Notes will increase the Company's ability to make investments. Such additional investments will produce yields substantially in excess of the interest payable under the terms of the Notes and the maturities will be timed to coincide with maturities of the Notes. Therefore, the Company believes it will be able to timely pay interest and principal on any amount of Notes sold.

     The Company presently is provided the use of office space for its executive offices as well as furniture and equipment. The office space, furniture and equipment is provided for a term ending February 12, 1998.


                            MANAGEMENT"MANAGEMENT"

EXECUTIVE  OFFICERS  AND  DIRECTORS

     The number of directors is presently fixed at two, William T. Juliano and Thomas E. Juliano. Each of the directors hold office for the current year and until their successors are elected and qualify. At each annual meeting of stockholders, directors will be elected by the holders of the Common Stock to succeed those directors whose terms are expiring. William T. Juliano is the father of Thomas E. Juliano. As of the date of this Prospectus, William and Thomas Juliano are the only directors, executive officers or employees, however, they both intend to devote substantially all their time to the operations of the Company. As the Company grows and its level of activity increases, one or more independent directors executive, management and support staff will be added. The new hires will come from a large available pool of people with experience in originating and servicing loans to the class of borrowers intended to be targeted by the Company. Because of recent and continuing consolidations in the banking industry, many executive and middle managers with extensive operational and lending experience are available. Until the Company reaches a size level sufficient to attract qualified independent directors and provide director liability insurance coverage, management of the Company will operate without outside oversight. The lack of independent directors increases the risk to purchasers of Notes that the investment decisions of management will not be reviewed by disinterested third parties. However, the Company has adopted a policy, that so long as there are no independent directors, not to enter into any transactions in which any of its officers, directors, security holders or affiliates have a direct or indirect pecuniary interest unless the Company is provided an independent appraisal to establish the value of the transaction. "Certain Relationships and Related Transactions."

     The following table sets forth certain information with respect to each of the directors and executive officers:



  Name              Age                      Position
------------------  ---  ------------------------------------------------

William T. Juliano   50  President & Chief Executive Officer
Thomas E. Juliano    25  Treasurer, Chief Financial Officer and Secretary


All  officers  serve  at  the  discretion  of  the  Board  of  Directors.

     WILLIAM T. JULIANO has been an officer and director of the Company since its organization, November 16, 1995. Commencing as an associate of his father, the founder of Cherry Hill Realty Company in New Jersey, in 1966 and continuing independently, Mr. Juliano has been in the business of buying, selling, developing, owning and leasing real estate for his own account and for major corporate users. During the period from 1967 to 1971 he constructed 25 Burger Chef restaurants under long term leases. His direct responsibility in connection with development of the restaurants included site acquisition, securing building, zoning, variance and driveway access permits as well as permits for signs and environmental compliance. Mr. Juliano has been responsible for the development and construction of properties in the State of Alaska as well as other states of the United States for corporate clients such as United Parcel Service, Motorola, K-Mart Corporation, American Stores, Radio Shack, the General Foods Corporation, Texaco and Eckerd Drugs. In each case Mr. Juliano's responsibilities have included arranging financing, site selection and acquisition, supervising engineering, architectural and mechanical design, legal and environmental compliance as well as permits for building, zoning, occupancy, signage and driveway access. Prior to the real estate collapse of the late 1980's, William Juliano owned or controlled commercial properties, consisting of land, hotels, shopping centers, industrial centers and office buildings with a total market value in the range of $50 Million.

     Commencing in 1990 companies controlled by the Mr. Juliano restructured approximately $20 Million of real estate debt with institutional lenders in order to realign the relationship of debt service to reduced levels of income and total debt to lower market values resulting from the general decline in real estate values and other events. As a part of the restructuring process, the debt covering three (3) properties was renegotiated with the lenders, two
(2) properties were sold and the debt covering six (6) properties was rearranged in nine (9) separate Chapter 11 proceedings. During the last five years five separate cases were filed by Mr. Juliano's companies under Chapter 11 of the Bankruptcy Code. None of such cases were commenced by Mr. Juliano individually and, as of the date of this Prospectus, only one such case is still pending. Mr. William T. Juliano's ownership interest in the Company is not a risk as a result of the pending case in Chapter 11.

     THOMAS E. JULIANO has been an officer and director of the Company since its organization, November 16, 1995, is a graduate of Rider University with a Bachelor of Science in Business. Since his graduation from college in 1994, Thomas Juliano has been engaged in the real estate operations with his father, William T. Juliano. During 1995 he had management responsibility for all aspects connected with the development of a retail shopping center and since 1994 has had management responsibility for the day-to-day operation of two (2) hotels one with 168 units and the other with 240 units. Mr. Juliano is corporate Secretary and a registered representative of Delco Securities Company, a recently organized company which is a member of the National Association of Securities Dealers, Inc.

EXECUTIVE  COMPENSATION

     The Company was incorporated on November 16, 1995 and did not conduct any operations prior to that time. No person has received compensation from the Company since its incorporation and no compensation will be paid to the executive officers of the Company until the Company is profitable.

LIMITATIONS  ON  LIABILITY  AND  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     The Company's Certificate of Incorporation provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties, except for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, unlawful dividends or transactions involving an improper personal benefit. Moreover, if Delaware law were to change in the future to permit the further elimination or limitation the personal liability of directors, the liability of a director of the Company would be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.

     The Company's Certificate of Incorporation provides that the Company shall, to the full extent permitted by the State of Delaware, as amended from time to time, indemnify all persons whom they may indemnify pursuant thereto, including advancement of expenses.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. Reference is made to Item 24 of the Registration Statement of which this Prospectus is a part for additional information regarding the indemnification of officers and directors.


      BENEFICIAL OWNERSHIP OF SECURITIES"BENEFICIALOWNERSHIPOFSECURITIES"

     The following table sets forth certain information concerning the directors, executive officers and the beneficial owners of all classes of capital stock of five (5%) percent or more of the Common Stock of the Company, the only class of voting securities of the Company.



NAME AND POSITION                         NUMBER OF SHARES BENEFICIALLY OWNED      PERCENTAGE OF CLASS
-------------------------------------  ------------------------------------------  --------------------


William T.  Juliano                    1,000 Series A Cumulative Preferred Shares                  100%
    President, Chief
    Executive Officer and
    Director
    2150 North Ocean Blvd.
    Boca Raton, Florida 33431

Thomas E.  Juliano                                            1,000 Common Shares                  100%
    Chief Financial Officer,
    Secretary, Treasurer and
    Director
    2150 North Ocean Blvd.
    Boca Raton, Florida 33431

TOTAL (All executive officers and      1,000 Series A Cumulative Preferred                         100%
    directors as a group (2 persons))                         1,000 Common Shares                  100%


     (1) Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of Common Stock beneficially owned and sole investment power with respect to the shares of Preferred Stock beneficially owned.

     (2) Represents the number of shares of Common Stock beneficially owned as of February 18, 1997 by each named person or group, expressed as a percentage of all of the shares of such class outstanding as of such date.


                        CERTAIN RELATIONSHIPS AND RELATED
           TRANSACTIONS"CERTAINRELATIONSHIPSANDRELATEDTRANSACTIONS"

     The Company does not have any formal policy concerning the direct or indirect pecuniary interest of any of its officers, directors, security holders or affiliates in any investment to be acquired or disposed of by the
Company or in any transaction to which the Company is a party or has an interest. However, the Company has adopted a policy not to enter into any such transactions unless approved by a majority of the entire Board of
Directors, not including any interested director or supported by an independent appraisal. As of the date of this Prospectus, there are no independent directors. Therefore, in order for the Company to enter into a transaction in which any of its officers, directors, security holders or affiliates have a direct or indirect pecuniary interest, the Company has adopted a policy to require and independent appraisal to establish the value of the transaction.


                MARKET FOR COMMON EQUITY"MARKETFORCOMMONEQUITY"

     There is currently no public trading market for shares of the Company's common stock, par value $.001 (the "Common Stock"). As of the date of this Prospectus, Thomas E. Juliano is the record and beneficial owner of all the outstanding shares of Common Stock. The Company has never declared a dividend on the Common Stock.


        MATERIAL INCOME TAX CONSEQUENCES"MATERIALINCOMETAXCONSEQUENCES"

GENERAL

     The discussion set forth below is based upon the opinion of Sonfield & Sonfield, special federal tax counsel for the Company ("Tax Counsel") with respect to the material income tax consequences of the purchase, ownership and disposition of the Notes. This opinion does not purport to deal with all aspects of federal income taxation that may be relevant to holders of the Notes in light of their specific investment circumstances, nor to certain types of holders subject to special treatment under the federal income tax laws (for example, banks, life insurance companies and tax-exempt organizations). The opinion of Tax Counsel does not discuss the tax consequences arising under the laws of any state, foreign country or other jurisdiction. This opinion is based upon present provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder, and judicial or ruling authority, all of which are subject to change, which change may be retroactive. This opinion of counsel, however, is not binding on the Internal Revenue Service (the "IRS"), and no ruling on any of the issues discussed below will be sought from the IRS.

     This information is directed to prospective purchasers who purchase Notes in the initial distribution thereof, who are citizens or residents of the United States, including domestic corporations and partnerships, and who hold the Notes as "capital assets" within the meaning of Section 1221 of the Code. Taxpayers and preparers of tax returns (including those filed by any partnership or other Company) should be aware that under applicable Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice is (i) given with respect to events that have occurred at the time the advice is rendered and is not given with respect to the consequences of contemplated actions, and (ii) is directly relevant to the determination of an entry on a tax return. Accordingly, taxpayers should consult their own tax advisors and tax return preparers regarding the preparation of any item on a tax return, even where the anticipated tax treatment has been discussed herein. PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

     The following discussion is based in part upon the rules governing original issue discount ("OID") that are set forth in Section 1271-1275 of the Code and in proposed Treasury regulations issued under the OID provisions of the Code (the "Proposed OID Regulations"). The Proposed OID Regulations are subject to change through the adoption of final regulations.

CHARACTERIZATION  AS  DEBT

     Based on the terms of the Notes and the transactions relating to the loans as set forth herein, Tax Counsel is of the opinion that the Notes will be treated as debt for federal income tax purposes. There is, however, no specific authority with respect to the characterization for federal income tax purposes of securities having the same terms as the Notes.

TREATMENT  OF  STATED  INTEREST

     The stated interest on the Notes will be taxable to a Noteholder as ordinary income when received or accrued in accordance with such Noteholder's method of tax accounting. It is not anticipated that the Notes will be issued with OID. A holder who purchases a Note after the initial sale thereof at a discount that exceeds a statutorily defined de minimis amount will be subject to the "market discount" rules of the Code, and a holder who purchases a Note at a premium will be subject to the premium amortization rules of the Code.

     If any Notes were treated as being issued with OID, a Noteholder would be required to include OID in income as interest over the term of the Notes under a constant yield method. In general, OID must be included in income in advance of the receipt of cash representing that income. Thus, each cash distribution would be treated as an amount already included in income (to the extent OID has accrued as of the date of the interest distribution and is not allocated to prior distributions), or as a repayment of principal. This treatment would have no significant effect on Noteholders using the accrual method of accounting. Thus, if any Notes are treated as being issued with OID, cash method Noteholders may be required to report income with respect to the Notes in advance of the receipt of cash attributable to such income. Tax Counsel is of the opinion that the Notes will not be treated as being issued with OID.

DISPOSITION  OF  NOTES

     If a Noteholder sells a Note, the holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale and the holder's adjusted tax basis in the Note. The adjusted tax basis of a Note to a particular Noteholder will equal the holder's cost for the Note, increased by any OID, market discount and gain previously included by such Noteholder in income with respect to the Note and decreased by the amount of Note premium (if any) previously amortized and by the amount of principal payments previously received by such Noteholder with respect to such Note. Subject to the market discount rules of the Code, any such gain or loss will be capital gain or loss if the Note was held as a capital asset. Capital losses generally may be used only to offset capital gains.

INFORMATION  REPORTING  AND  BACKUP  WITHHOLDING

     The Company will be required to report annually to the IRS, and to each Noteholder of record, the amount of interest paid on the Notes (and the amount of interest withheld for federal income taxes, if any) for each calendar year, except as to exempt holders (generally, holders that are corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who provide certification as to their status as nonresidents). Accordingly, each holder (other than exempt holders who are not subject to the reporting requirements) will be required to provide, under penalties of perjury, a certificate containing the holders name, address, correct federal taxpayer identification number and a statement that the holder is not subject to backup withholding. Should a nonexempt Noteholder fail to provide the required certification, the Company will be required to withhold 31 percent of the amount otherwise payable to the holder, and remit the withheld amount to the IRS as a credit against the holder's federal income tax liability.

TAX  CONSEQUENCES  TO  FOREIGN  NOTEHOLDERS

     If interest paid (or accrued) to a Noteholder who is a nonresident alien, foreign corporation or other non-United States person (a "foreign person") is not effectively connected with the conduct of a trade or business within the United States by the foreign person, the interest generally will be considered "portfolio interest," and generally will not be subject to United States federal income tax and withholding tax, if the foreign person (i) is not actually or constructively a "10 percent shareholder" of the Company or a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code and (ii) provides an appropriate statement, signed under penalties of perjury, certifying that the beneficial owner of the Note is a foreign person and providing the foreign person's name and address. If the information provided in the statement changes, the foreign person must so inform the Company within 30 days of such change. The statement generally must be provided in the year a payment occurs or in either of the two preceding years. If such interest is not portfolio interest, then it will be subject to United States federal income and withholding tax at a rate of 31 percent, unless reduced or eliminated pursuant to an applicable tax treaty.

     Any capital gain realized on the sale, redemption, retirement or other taxable disposition of a Note by a foreign person will be exempt from United States federal income and withholding tax, provided that (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the foreign person and (ii) in the case of an individual foreign person, the foreign person is not present in the United States for 183 days or more in the taxable year.

     If the interest, gain or income on a Note held by a foreign person is effectively connected with the conduct of a trade or business in the United States by the foreign person (although exempt from the withholding tax previously discussed if the holder provides an appropriate statement), the holder generally will be subject to United States federal income tax on the interest, gain or income at regular federal income tax rates. In addition, if the foreign person is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its "effectively connected earnings and profits" within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.

POSSIBLE  ADVERSE  CONSEQUENCES

     If, contrary to this opinion of Tax Counsel, the IRS successfully asserted that the Notes were not debt for federal income tax purposes, the Notes might be treated as equity interests in the Company. If so, the Company might be taxable as a corporation with the adverse consequences described above (and the taxable corporation would not be able to deduct interest on the Notes). Alternatively, and most likely in the view of Tax Counsel, the Company might be a publicly traded partnership that would not be taxable as a corporation because it would meet certain qualifying income tests. Nonetheless, treatment of the Notes as equity interests in such a partnership could have adverse tax consequences to certain holders, For example, income to certain tax exempt entities (including pension funds) would be "unrelated business taxable income", income to foreign holders generally might be subject to tax and withholding requirements, and individual holders might be subject to certain limitations on their ability to deduct their share of the Company expenses.

CERTAIN  STATE  TAX  CONSEQUENCES

     Because each state's income tax laws vary, it is impossible to predict the income tax consequences to the holders of Notes in all of the state taxing jurisdictions in which they are already subject to tax. Noteholders are urged to consult their own tax advisors with respect to state income and corporate franchise tax consequences arising out of the purchase, ownership and disposition of Notes.


                   ERISA CONSIDERATIONS"ERISACONSIDERATIONS"

     Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code prohibit a pension, profit-sharing or other employee benefit plan, including an individual retirement accounts and certain types of Keogh Plans (each a "Benefit Plan") from engaging in certain transactions with persons that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to such Benefit Plan. A violation of these "prohibited transaction" rules may result in an excise tax or other penalties and liabilities under ERISA and the Code for such persons.

     Certain transactions involving the purchase of Notes might be deemed to constitute prohibited transactions under ERISA and the Code if assets of the Company were deemed to be assets of a Benefit Plan. Under a regulation issued by the United States Department of Labor (the "Plan Assets Regulation"), the assets of the Company would be treated as plan assets of a Benefit Plan for the purposes of ERISA and the Code only if the Benefit Plan acquires an "Equity Interest" in the Company and none of the exceptions contained in the Plan Assets Regulation is applicable. An equity interest is defined under the Plan Assets Regulation as an interest other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features.

     Although there is little guidance on the subject, the Company believes that the Notes should be treated as indebtedness without substantial equity features for purposes of the Plan Assets Regulation. However, without regard to whether Notes are treated as equity interest for such purpose the acquisition or holding of Notes by or on behalf of a Benefit Plan could be considered to give rise to a prohibited transaction if the Company or any of its Affiliates is or becomes a party in interest or a disqualified person with respect to such Benefit Plan. In such case, certain exemptions from the prohibited transaction rules could be applicable depending on the type and circumstances of the plan fiduciary making the decision to acquire a Note. Included among these exemptions are: Prohibited Transaction Class Exemption
("PTCE") 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38 regarding investments by bank collective investment funds; and PTCE 84-14, regarding transactions effected by "qualified professional asset managers.

     Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements.

     A plan fiduciary considering the purchase of Notes should consult its tax and/or legal advisors regarding whether the assets of the Company would be considered plan assets, the possibility of exemptive relief from the prohibited transaction rules and other issues and their potential consequences.


                   PLAN OF DISTRIBUTION"PLANOFDISTRIBUTION"

     It is presently anticipated that the Company will initially sell Notes only through its employees without engaging the services of a broker-dealer. The Company will make such sales in compliance with the Securities Exchange Act of 1934 Rule 3a4-1(a)(1),(2),(3) and (4) and either 3a4-1(a)(4)(i),(ii) or
(iii). The Company intends to solicit purchasers of Notes by appropriate newspaper advertising in selected markets based upon population demographics that reflect a need for fixed income investments. Employees of the Company may not solicit orders for sale of Notes from residents of states which require state broker licensing for the sale of Notes.

     The Company will likely choose in the future to employ the services of one or more NASD member broker-dealers for purposes of offering the Notes.
The broker-dealers will be selected by direct personal contact based upon their number of registered representatives and access to financial products comparable to the Notes offered by the Company. Management believes that it will fill a need for broker-dealers identified by its selection process because each have a few clients for whom the Notes are suitable investments and do not otherwise have the ability to participate in a similar primary offering.

     It has been estimated by management that, if the services of a broker-dealer are utilized to sell the Notes, the Company would pay to such broker-dealer a commission in the range of .5% to 6% of the selling price of Notes actually sold. It is also likely that, if the services of a broker-dealer are utilized, the Company would agree to reimburse such entity for its costs and expenses, up to a maximum of 1% of the selling price of Notes actually sold. In addition, the Company may agree to indemnify any broker or dealer utilized by the Company in connection with the offering of Notes against liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Company reserves the right to reject any subscription hereunder, in whole or in part, for any reason. Subscriptions will be irrevocable upon receipt by the Company, the proceeds of such subscription will be promptly refunded to the subscriber, without deduction of any costs and without interest. The Company expects that rejected subscriptions will be refunded within 48 hours after the Company has received the subscription. Once a subscriber's subscription has been accepted by the Company, the applicable subscription funds will be promptly deposited for benefit of the Company. A Note will be sent to the subscriber as soon as practicable thereafter. No minimum number of Notes must be sold in the offering. A subscriber will not know at the time of subscription whether the Company will be successful in completing the sale of any or all of the Notes. The Company has the right to withdraw or cancel of this offering at anytime. In the event of such withdrawal or cancellation, subscriptions previously received will be irrevocable and no subscription funds will be refunded.


                   VALIDITY OF THE NOTES"VALIDITYOFTHENOTES"

     The validity of the Notes being offered hereby have been passed upon for the Company by Sonfield & Sonfield, 770 South Post Oak Lane, Houston, Texas 77056-1913.


                               EXPERTS"EXPERTS"

     Certain of the Financial Statements of First Nations Financial Services Company included in this Prospectus, have been examined by Harper & Pearson Company, independent certified public accountants, as set forth in their report appearing herein and have been included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
     F  -  2




                      C ON T E N T S"INDEXTOBALANCESHEET"






                                    Page
                                   -------

Independent auditors report        F - 2
Balance Sheet                      F - 3
Statement of Operation             F - 4
Statement of Shareholder's Equity  F - 5
Statement of Cash Flow             F - 6
Notes to Financial Statement       F - 7-9

     INDEPENDENT  AUDITOR'S  REPORT





To  the  Board  of  Directors
First  Nations  Financial  Services  Company
Mount  Laurel,  New  Jersey


We have audited the accompanying balance sheet of First Nations Financial Services Company (a development stage company) as of October 8, 1996, and the related statements of operations, changes in shareholders' equity and cash flows for the period October 16, 1995 (date of inception) through October 8, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Nations Financial Services Company at October 8, 1996, and the results of its operations and its cash flows for the period then ended in conformity with generally accepted accounting principles.

As more fully discussed in the notes to the financial statements, the Company has significant transactions with a shareholder and related interests.






                                   /s/Harper  &  Pearson  Company



Houston,  Texas
October  18,  1996,  except  for  Note  F,  as  to
which  the  date  is  February  14,  1997



     F  -  9



     FIRST  NATIONS  FINANCIAL  SERVICES  COMPANY
     (A  DEVELOPMENT  STAGE  COMPANY)
     BALANCE  SHEET
     OCTOBER  8,  1996


                                    ASSETS
                                    ------


CURRENT ASSETS
  Cash                                                     $1,001,930
                                                           -----------

    TOTAL CURRENT ASSETS                                    1,001,930
                                                           -----------

COMPUTER EQUIPMENT                                              1,990
                                                           -----------

OTHER ASSETS
  Trademarks                                                      217
  Organization costs                                          107,923
                                                           -----------

                                                              108,140
                                                           -----------

                                                           $1,112,060
                                                           ===========


       LIABILITIES AND SHAREHOLDERS' EQUITY
---------------------------------------------------------

CURRENT LIABILITIES
Note payable, shareholder                                  $   87,503
Interest payable, shareholder                                  10,000
                                                           -----------

TOTAL CURRENT LIABILITIES                                      97,503
                                                           -----------

       COMMITMENT

SHAREHOLDERS' EQUITY
  6% Series A, cumulative, nonvoting, preferred shares,
    $.001 par value, 1,000 shares authorized, issued
    and outstanding; liquidation preference of $1,000,000           1
  Common stock, $.001 par value, 2,000 shares authorized,
    and 1,000 shares issued and outstanding                         1
  Additional paid-in capital                                1,049,998
  Deficit accumulated during the development stage            (35,443)
                                                           -----------

                                                            1,014,557
                                                           -----------

                                                           $1,112,060
                                                           ===========


See  accompanying  notes.



     FIRST  NATIONS  FINANCIAL  SERVICES  COMPANY
     (A  DEVELOPMENT  STAGE  COMPANY)
     STATEMENT  OF  OPERATIONS
     OCTOBER  16,  1995  (DATE  OF  INCEPTION)  THROUGH  OCTOBER  8,  1996







INTEREST INCOME, RELATED PARTY                  $   70,000
                                                -----------


EXPENSES
Accounting fees                                        300
Bank charges                                           409
Interest expense                                    10,000
Legal fees                                                          469
Office supplies and expenses                           760
Postage                                                           1,828
Printing                                                            235
Professional fees                                      307
Rent, related party                                 90,000
Telephone expense                                       58
Travel expense                                       1,077
                                                -----------

                                                   105,443
                                                -----------


NET LOSS                                                     $  (35,443)
                                                             ===========


LOSS PER COMMON SHARE                           $   (35.44)
                                                ===========


SHARES USED IN COMPUTING LOSS PER COMMON SHARE       1,000
                                                ===========





See  accompanying  notes.



     FIRST  NATIONS  FINANCIAL  SERVICES  COMPANY
     (A  DEVELOPMENT  STAGE  COMPANY)
     STATEMENT  OF  CHANGES  IN  SHAREHOLDERS'  EQUITY
     OCTOBER  16,  1995  (DATE  OF  INCEPTION)  THROUGH  OCTOBER  8,  1996





                                        Additional
                 Preferred    Common      Paid-In     Retained
                   Stock       Stock      Capital    (Deficit)      Total
                 ----------  ---------  -----------  ----------  -----------


Sale of Stock    $        1  $       1  $ 1,049,998  $     -0-   $1,050,000


Net Loss                -0-        -0-          -0-    (35,443)     (35,443)
                 ----------  ---------  -----------  ----------  -----------


Balance -
October 8, 1996  $        1  $       1  $ 1,049,998  $ (35,443)  $1,014,557
                 ==========  =========  ===========  ==========  ===========












See  accompanying  notes.


     FIRST  NATIONS  FINANCIAL  SERVICES  COMPANY
     (A  DEVELOPMENT  STAGE  COMPANY)
     STATEMENT  OF  CASH  FLOWS
     OCTOBER  16,  1995  (DATE  OF  INCEPTION)  THROUGH  OCTOBER  8,  1996





CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                         $  (35,443)
                                                   -----------
  Adjustments to reconcile net loss to net
    cash used by operating activities:
      Change in operating assets and liabilities:
        Interest payable, related party                10,000
                                                   -----------

        Total Adjustments                              10,000
                                                   -----------

        Net Cash Used by Operating Activities         (25,443)
                                                   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of computer equipment                       (1,990)
  Payments for organization costs                    (107,923)
  Payments for trademark                                 (217)
  Proceeds from issuance of stock                      50,000
  Sale of mortgage note receivable, related party   1,000,000
                                                   -----------

        Net Cash Provided by Investing Activities     939,870
                                                   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Note payable, shareholder                            87,503
                                                   -----------

        Net Cash Provided by Financing Activities      87,503
                                                   -----------


NET INCREASE IN CASH                                1,001,930

CASH AT BEGINNING OF PERIOD                               -0-
                                                   -----------

CASH AT END OF PERIOD                              $1,001,930
                                                   ===========


NONCASH INVESTING ACTIVITY:
  Note receivable obtained from related party
    for paid-in capital                            $1,000,000
                                                   ===========




See  accompanying  notes.

     FIRST  NATIONS  FINANCIAL  SERVICES  COMPANY
     (A  DEVELOPMENT  STAGE  COMPANY)
     NOTES  TO  FINANCIAL  STATEMENTS
     OCTOBER  8,  1996



NOTE  A          BASIS  OF  PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

Nature  of Operations - First Nations Financial Services Company (the Company)
---------------------
is a newly organized Delaware corporation with its principal executive offices located at Plaza Office Center, 560 Fellowship Road, Mount Laurel, New Jersey 08054.

The Company's objective is to become a significant participant in the financial services industry. The Company believes that its growth will be sustained by its commitment to servicing a segment of the market which is not adequately serviced by commercial banks. The Company has only recently completed its initial capitalization and commenced operations. Because the Company has only limited equity capital with which to operate, there are no assurances that the Company will be successful unless the offer to sell a significant amount of the $50,000,000 in subordinated debt is successful.

Estimates  -  The  preparation  of  financial  statements  in  conformity with
---------
generally accepted accounting principles requires management to make estimates
-------
and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the
reporting  period.    Actual  results  could  differ  from  those  estimates.
Management estimates that the administrative costs to complete the offering (discussed in the previous paragraph) are approximately $30,000. This amount does not include any fees, commissions, or other costs associated with the sale of the subordinated debt.

Fair  Value  of  Financial Instruments - Management is of the opinion that the
--------------------------------------
carrying  value  of  all  financial instruments is substantially equal to fair
--
value  at  October  8,  1996.
--

Cash  -  At  October  8,  1996,  the  Company  had on deposit with a financial
----
institution,  cash totaling approximately $902,000 in excess of FDIC insurance
----
limits.

Computer  Equipment  -  Computer equipment is stated at cost.  Depreciation is
-------------------
calculated  considering the estimated useful lives of the respective assets on
--
the straight-line method. Computer equipment is being depreciated over a three year period. No depreciation was recorded during the period ended
October  8,  1996,  as  it  would  not  be  significant.

Expenditures for additions are capitalized and expenditures for maintenance and repairs are charged to earnings as incurred.

When properties are retired or otherwise disposed of, the cost thereof and the applicable accumulated depreciation and amortization are removed from the respective accounts and the resulting gain or loss is reflected in earnings.


     Continued

     FIRST  NATIONS  FINANCIAL  SERVICES  COMPANY
     (A  DEVELOPMENT  STAGE  COMPANY)
     NOTES  TO  FINANCIAL  STATEMENTS
     OCTOBER  8,  1996



NOTE  A          BASIS  OF  PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES  (CONTINUED)

Organization  Costs  -  Organization  costs  include  filing  fees  with  the
-------------------
Securities  and  Exchange  Commission  ($17,241),  the National Association of
---------
Securities  Dealers,  Inc.  ($5,500),  Blue  Sky  registration fees in several
----
states  ($14,671),  legal  ($55,027),  accounting  ($10,549)  and  other costs
----
($4,935)  associated  with  the  organization  of  the  Company.
----

Of these costs, approximately $71,000 will be charged against the proceeds, if any, of the subordinated debt discussed in Note E. Remaining capitalized costs will be amortized over a five year period.

Income  Taxes  -  For the period ended October 8, 1996, the Company incurred a
-------------
net operating loss amounting to $35,443.  This net operating loss carryforward
--
will  expire  in  the  year  2011,  if  not  previously  utilized.

No tax benefit for the loss carryforward has been reported in the financial statements. Accordingly, the tax benefit of approximately $12,000 resulting from the utilization of the loss carryforward has been offset by a valuation allowance of the same amount.

Statement  of Cash Flows - For purposes of reporting cash flows, cash and cash
------------------------
equivalents includes only cash on hand and in demand deposit accounts with a bank.

Loss  Per  Common Share - Loss per common share is computed using the weighted
-----------------------
average  number  of  shares  of  common  stock  outstanding during the period.


NOTE  B          MORTGAGE  NOTE  RECEIVABLE,  RELATED  PARTY

The 12% $1,000,000 mortgage note receivable assigned to the Company by Mr. William T. Juliano in exchange for 1,000 shares of preferred stock was receivable from Plaza Investment Corporation (Plaza), a New Jersey corporation and was payable to Mr. William T. Juliano. Mr. Juliano is an officer and stockholder of both the Company and Plaza. Mr. Juliano acquired the mortgage note during December 1992 in exchange for $1,000,000 cash advanced to the then unrelated company, Plaza.

On October 8, 1996, the Company sold for $1,000,000 cash the $1,000,000 note receivable from Plaza Investment Corporation to Mr. Juliano.


NOTE  C          NOTE  PAYABLE,  SHAREHOLDER

Note payable, shareholder amounting to $87,503 plus accrued interest of $10,000 was fully paid on October 9, 1996.

     FIRST  NATIONS  FINANCIAL  SERVICES  COMPANY
     (A  DEVELOPMENT  STAGE  COMPANY)
     NOTES  TO  FINANCIAL  STATEMENTS
     OCTOBER  8,  1996

NOTE  D          LEASE  COMMITMENT,  RELATED  PARTY

The Company presently leases, from a company owned by Mr. William T. Juliano, office space for its executive offices as well as furniture, fixtures and equipment at 560 Fellowship Road, Mount Laurel, New Jersey 08054. Effective October 1, 1996, the lease commitment was renegotiated for a period commencing on that date and expiring January 31, 1998 at a minimum annual rental of $60,000. This agreement is not the result of arm's length negotiation. The aggregate lease commitment for the remaining lease term is approximately $80,000.


NOTE  E          SUBORDINATED  DEBT

The Company intends to offer for sale up to $50,000,000 in unsecured senior subordinated notes with varying interest rates on a best-efforts basis with maturities ranging from three months to ten years. The notes may be extended, at the option of the Company, for a term equal to the original term unless the holder requests repayment within seven days prior to the original maturity date. There is no minimum amount of the notes which must be sold. The Company will pay commissions of up to 6% of the principal amount of each note sold plus any out-of-pocket expenses incurred in connection with the offer and sale of the notes.

The  net  proceeds  from the sale of the notes will be utilized by the Company for its general corporate purposes. Corporate general purposes may include financing of future growth, origination or acquisition of a business loan portfolio, origination or acquisition of loans secured by equipment, such as automobiles, trucks, golf carts, boats and other vehicles; origination or acquisition of a portfolio of home equity loans as well as other finance related activities; and possible future acquisition of related businesses or assets. The precise amounts and timing of the application of such proceeds will depend upon many factors, including, but not limited to, the amount of any such proceeds, actual funding requirements and the availability of other sources of funding. Until such time as the proceeds are utilized, they may be invested in short and long-term investments, including treasury bills, commercial paper, certificates of deposit, securities issued by U.S. government agencies, money market funds and repurchase agreements, depending on the Company's cash flow requirements. The Company's investment policies permit significant flexibility as to the types of such investments that may be made by the Company. The Company may also maintain daily unsettled balances with certain broker-dealers. While the Company may from time to time consider potential acquisitions, the Company as of the date of this report had no commitments or agreements with respect to any material acquisitions.

NOTE  F          SUBSEQUENT  EVENTS

Effective the 13th day of February, 1997 the Company canceled its lease with a company owned by Mr. William T. Juliano covering office space for its executive offices as well as furniture, fixtures and equipment at 560 Fellowship Road, Mt. Laurel, New Jersey 08054. Effective on the same date Mr. Juliano agreed to provide office space, furniture, fixtures and equipment for the Company's executive offices at 2150 North Ocean Blvd., Boca Raton, Florida 33431 for 12 months without cost to the Company.

Effective the 12th day of February, 1997 the Company adopted October 8th as its fiscal year end for financial reporting purposes.





NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE IN CONNECTION HEREWITH SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS
PROSPECTUS, EVEN WHEN ACCOMPANIED BY AN APPROPRIATE PROSPECTUS SUPPLEMENT, DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY THE NOTES BY ANYONE IN ANY JURISDICTIONS IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION OF ANY OFFER TO BUY THE NOTES IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.
                          __________________________

                               TABLE OF CONTENTS

     PAGE
     ----
AVAILABLE  INFORMATION
SUMMARYOFTHEOFFERING
HIGHLIGHTS  OF  TERMS  OF  NOTES
RISKFACTORS
USEOFPROCEEDS
DESCRIPTIONOFTHENOTESANDTHEINDENTURE
BUSINESSOFTHECOMPANY
MANAGEMENT
BENEFICIALOWNERSHIPOFSECURITIES
CERTAINRELATIONSHIPSANDRELATEDTRANSACTIONS
MARKETFORCOMMONEQUITY
MATERIALINCOMETAXCONSEQUENCES
ERISACONSIDERATIONS
PLANOFDISTRIBUTION
VALIDITYOFTHENOTES
EXPERTS
INDEXTOBALANCESHEET          F  -


                          __________________________


UNTIL __________ ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.







                                  $50,000,000



                   FIRST NATIONS FINANCIAL SERVICES COMPANY



                  SENIOR SUBORDINATED, FIXED RATE TERM NOTES












                                  PROSPECTUS









                                 March 4, 1997